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                                                                    Exhibit 10.1




                                 LOAN AGREEMENT

                           Dated as of August 25, 2005

                                      among

                  NOBLE ROMAN'S, INC., an Indiana corporation,

                      PIZZACO, INC., an Indiana corporation

                                       and

                   N.R. REALTY, INC., an Indiana corporation,

                                   as Borrower

                     WELLS FARGO BANK, NATIONAL ASSOCIATION,
                                    as Lender



                              Loan No.: 93-0903175





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                                TABLE OF CONTENTS


         Section                                                            Page
         -------                                                            ----

Article I.      DEFINITIONS AND ACCOUNTING TERMS...............................1
         1.01   Defined Terms.  ...............................................1
         1.02   Other Interpretive Provisions.................................19
         1.03   Accounting Terms..............................................19
         1.04   Rounding.  ...................................................20
         1.05   References to Agreements and Laws.  ..........................20
         1.06   Times of Day.  ...............................................20

Article II.     the COMMITMENTS and LOAN......................................20
         2.01   Commitment to Make Loan.......................................20
         2.02   Prepayments...................................................20
         2.03   Repayment of Loan.............................................21
         2.04   Interest......................................................22
         2.05   Fees.  .......................................................22
         2.06   Evidence of Debt..............................................22
         2.07   Payments Generally............................................23

Article III.    TAXES, YIELD PROTECTION AND ILLEGALITY........................23
         3.01   Taxes.........................................................23
         3.02   Illegality.  .................................................24
         3.03   Inability to Determine Rates.  ...............................24
         3.04   Increased Cost and Reduced Return; Capital Adequacy...........24
         3.05   Funding Losses.  .............................................25
         3.06   Matters Applicable to all Requests for Compensation.  ........25
         3.07   Survival.  ...................................................26

Article IV.     CONDITIONS PRECEDENT TO FUNDING OF LOAN.......................26
         4.01   Conditions to Funding of Loan.  ..............................26

Article V.      REPRESENTATIONS and WARRANTIES................................27
         5.01   Existence, Qualification and Power.  .........................27
         5.02   Authorization; No Contravention.  ............................28
         5.03   No Consent or Other Action.  .................................28
         5.04   Binding Effect.  .............................................28
         5.05   Financial Statements; No Material Adverse Effect..............29
         5.06   Litigation.  .................................................29
         5.07   No Default.  .................................................29
         5.08   Ownership of Property; Liens.  ...............................29
         5.09   Environmental Compliance.  ...................................30
         5.10   Insurance.  ..................................................30
         5.11   Taxes.  ......................................................30
         5.12   ERISA Compliance..............................................30
         5.13   Borrower Information; Subsidiaries, Etc.; Scheduled
                Affiliates....................................................31
         5.14   Purpose of Loan; Margin Regulations; Investment Company Act;
                Public Utility Holding Company Act............................31
         5.15   Disclosure.  .................................................32
         5.16   Compliance with Laws.  .......................................32
         5.17   Business and Location.  ......................................32

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         5.18   Transactions with Affiliates.  ...............................32
         5.19   Financing Statements; Perfected Security Interest.  ..........33
         5.20   Operating Experience.  .......................................33
         5.21   Title; Sufficiency; No Liens.  ...............................33
         5.22   No Further Disposition.  .....................................33
         5.23   Principal Agreements.  .......................................33
         5.24   Capitalization; Solvency.  ...................................34
         5.25   Intellectual Property; Licenses, Etc.  .......................34
         5.26   Brokers and Financial Advisors.  .............................34
         5.27   Compliance with OFAC Rules and Regulations.  .................34
         5.28   Foreign Assets Control Regulations, Etc.  ....................35

Article VI.     AFFIRMATIVE COVENANTS.........................................35
         6.01   Financial Statements.  .......................................35
         6.02   Certificates; Other Information...............................37
         6.03   Notices.  ....................................................38
         6.04   Payment of Obligations.  .....................................38
         6.05   Preservation of Existence, Etc.  .............................39
         6.06   Maintenance of Properties.  ..................................39
         6.07   Maintenance of Insurance.  ...................................39
         6.08   Compliance with Laws.  .......................................39
         6.09   Books and Records.  ..........................................39
         6.10   Inspection Rights.  ..........................................39
         6.11   Conduct of Business.  ........................................40
         6.12   Principal Agreements.  .......................................40
         6.13   Capitalization; Solvency......................................40
         6.14   Banks and Payments............................................40
         6.15   Equipment.....................................................41
         6.16   Escrows.  ....................................................41
         6.17   Taxes.  ......................................................41
         6.18   Rate Protection Agreement.  ..................................42
         6.19   Exchange Transaction.  .......................................42
         6.20   Additional Covenants..........................................42

Article VII.    NEGATIVE COVENANTS............................................43
         7.01   Liens.  ......................................................43
         7.02   Investments.  ................................................43
         7.03   Indebtedness.  ...............................................44
         7.04   Fundamental Changes; Subsidiaries.............................44
         7.05   Dispositions.  ...............................................44
         7.06   Restricted Payments.  ........................................45
         7.07   Change in Nature of Business.  ...............................45
         7.08   Transactions with Affiliates..................................45
         7.09   Burdensome Agreements.  ......................................45
         7.10   Use of Proceeds...............................................45
         7.11   Real Property.  ..............................................46
         7.12   Principal Agreements..........................................46

Article VIII.   SECURITY FOR OBLIGATIONS......................................46
         8.01   Grant of Security in the Collateral.  ........................46

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Article IX.     SPECIAL PROVISIONS CONCERNING RIGHTS AND DUTIES WHILE IN
                POSSESSION OF COLLATERAL......................................46
         9.01   Borrower's Possession.  ......................................46
         9.02   Lender's Possession.  ........................................47

Article X.      EVENTS OF DEFAULT AND REMEDIES................................48
         10.01  Events of Default.............................................48
         10.02  Remedies Upon Event of Default.  .............................49
         10.03  Application of Funds.  .......................................51
         10.04  Required Notice of Sale.  ....................................51

Article XI.     Right to cure; post-Default Power of attorney.................52
         11.01  Right to Cure.  ..............................................52
         11.02  Power of Attorney.  ..........................................52

Article XII.    INTENTIONALLY OMITTED.........................................53

Article XIII.   FINANCIAL COVENANTS...........................................53
         13.01  Leverage Ratio.  :............................................53
         13.02  Consolidated Cash Flow Ratio.  ...............................53
         13.03  Consolidated Rental Expense.  ................................53

Article XIV.    MISCELLANEOUS.................................................54
         14.01  Amendments, Etc.  ............................................54
         14.02  Notices and Other Communications; Facsimile Copies............54
         14.03  No Waiver; Cumulative Remedies.  .............................54
         14.04  Attorney Costs, Expenses and Taxes.  .........................55
         14.05  Indemnification by Borrower.  ................................55
         14.06  Payments Set Aside.  .........................................56
         14.07  Successors and Assigns.  .....................................56
         14.08  Confidentiality.  ............................................57
         14.09  Set-off.  ....................................................57
         14.10  Interest Rate Limitation.  ...................................58
         14.11  Counterparts.  ...............................................58
         14.12  Integration.  ................................................58
         14.13  Survival of Representations and Warranties.  .................58
         14.14  Severability.  ...............................................59
         14.15  Estoppel Certificates.  ......................................59
         14.16  Recourse.  ...................................................59
         14.17  Governing Law; Consent to Jurisdiction........................59
         14.18  Waiver of Right to Trial by Jury and Other Rights.  ..........60
         14.19  Time of the Essence.  ........................................60
         14.20  Patriot Act Notice.  .........................................60
         14.21  Joint and Several Liability of Borrower.  ....................61

         SIGNATURES..........................................................S-1


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SCHEDULES

         5.05     Indebtedness as of the Closing Date
         5.06     Litigation
         5.08     Property
         5.13     Mergers, etc., Subsidiaries and Other Equity Investments
         5.17     Other Businesses
         5.18     Transactions with Affiliates
         5.23     Principal Agreements
         5.24     Owners of Capital Stock
         5.25     IP Rights
         6.07     Insurance Requirements
         6.14     Banks
         7.01     Existing Liens
         7.03     Permitted Indebtedness
         14.02    Lender's Office, Certain Addresses for Notices


EXHIBITS

         A        Form of Note
         B        Form of Compliance Certificate
         C        Opinion Matters
         D        Filing Offices
         E        Permitted Encumbrances







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                                 LOAN AGREEMENT

         This LOAN AGREEMENT ("Agreement") is entered into as of August 25, 2005, among NOBLE ROMAN'S, INC., an Indiana corporation, PIZZACO, INC., an Indiana corporation and N.R. REALTY, INC., an Indiana corporation (individually and collectively, as the context requires, with such determination to be made by Lender in its Sole Discretion, "Borrower"), and WELLS FARGO BANK, NATIONAL ASSOCIATION ("Lender").

         Borrower has requested that Lender provide a term Loan, and Lender is willing to do so on the terms and conditions set forth herein.

         In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

                                   ARTICLE I.
                        DEFINITIONS AND ACCOUNTING TERMS

         1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

         "Accessions" shall have the meaning accorded to such term in the UCC.

         "Account" or "Accounts" shall have the meaning accorded to such term in the UCC.

         "Accounting Changes" means: (a) changes in accounting principles required by GAAP consistently applied and implemented by Borrower and (b) changes in accounting principles recommended by Borrower's certified public accountants.

         "Actual/360 Basis" means on the basis of a 360-day year and charged on the basis of actual days elapsed for any whole or partial month in which interest is being calculated.

         "Adjusted LIBO Rate" means the rate of interest per annum, rounded upward to the nearest whole multiple of one-hundredth of one percent (0.01%), obtained by dividing (a) the LIBO Rate, by (b) a percentage equal to 100% minus the Reserve Percentage.

         "Affiliate" means, with respect to any Person, (i) any Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified, (ii) any Person who is a manager, director or officer of, partner in, trustee of, or blood or legal relative, guardian or representative of the specified Person, or any Person who acts or serves in a similar capacity with respect to the specified Person, (iii) any Person of which or whom the specified Person is a manager, director or officer, partner, trustee, or blood or legal relative, guardian or representative, or with respect to which or whom, the specified Person acts or serves in a similar capacity, (iv) any Person, who, directly or indirectly, is the legal or beneficial owner of or Controls 10% or more of any class of equity securities of the specified Person, and (v) any Person who is an Affiliate as defined in clause (i), (ii), (iii) or (iv) of an Affiliate of the specified Person.

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         "Agreement" means this Loan Agreement, as the same may be amended, restated, modified or otherwise supplemented from time to time in accordance with the terms hereof.

         "Anti-Terrorism Order" means the Executive Order 13224 issued on September 24, 2001.

         "Applicable Rate" means an interest rate per annum equal to 4.00%.

         "Approved Providers" means providers of insurance rated not less than A/X by A.M. Best Company Inc., or otherwise approved by Lender.

         "Attorney Costs" means and includes all reasonable fees, expenses and disbursements of any law firm or other external counsel and, without duplication, the reasonable allocated cost of internal legal services and all expenses and disbursements of internal counsel.

         "Audited Financial Statements" means the audited consolidated balance sheet of the Borrower and its Subsidiaries for the fiscal year ended December 31, 2004, and the related consolidated statements of income or operations, shareholders' equity and cash flows for such fiscal year of the Borrower and its Subsidiaries, including the notes thereto.

         "Balance Sheet Date" means December 31, 2004.

         "Base Rate" means for any day a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus 1/2 of 1% and (b) the per annum rate of interest in effect for such day as publicly announced from time to time by Lender as its "prime rate." The "prime rate" is a rate set by Lender based upon various factors including Lender's costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by Lender shall take effect at the opening of business on the day specified in the public announcement of such change.

         "Borrower" has the meaning specified in the introductory paragraph hereto.

         "Brand" means any of the following: Noble Roman's, Noble Roman's Pizza, Noble Roman's Pizza Express and Tuscano's Italian Style Subs.

         "Business" means (a) the business of acting as franchisor under franchise agreements with Persons that are not Affiliates of Borrower, as franchisees, pursuant to which such Persons either operate restaurant businesses under one or more of the Brands or serve, at Franchise Units owned or operated by such Persons, food products sold under one or more of the Brands, (b) the business of operating Restaurants under one or more of the Brand names, and (c) the business of owning trademarks and other intellectual property related to the foregoing businesses.

         "Business Day" means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, New York or California.

         "Capital Assets" means fixed assets, both tangible (such as land, buildings, fixtures, machinery and equipment) and intangible (such as patents, copyrights, trademarks, franchises and goodwill); provided that Capital Assets

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shall not include any item customarily charged directly to expense or depreciated over a useful life of twelve (12) months or less in accordance with GAAP consistently applied.

         "Capital Expenditures" means amounts paid or Indebtedness incurred by Borrower or any of its Subsidiaries (net of any tenant improvement allowances related to a Restaurant) in connection with (i) the purchase or lease by Borrower or any of its Subsidiaries of Capital Assets that would be required to be capitalized and shown on the balance sheet of such Person in accordance with GAAP consistently applied, including without limitation or duplication, maintenance capital, build-out and new store expenditures, (ii) without duplication, Consolidated Restaurant Pre-Opening Costs, and (iii) the lease of any assets by a Borrower or any of its Subsidiaries as lessee under any Synthetic Lease to the extent that such assets would have been Capital Assets had the Synthetic Lease been treated for accounting purposes as a Capitalized Lease.

         "Capitalized Leases" mean leases under which a Borrower or any of its Subsidiaries is the lessee or obligor, the discounted future rental payment obligations under which are required to be capitalized on the balance sheet of the lessee or obligor in accordance with GAAP consistently applied.

         "Capital Stock" means any common stock, partnership interest, membership interest or other equity interest.

         "Certificated and Uncertificated Securities" shall have the meaning accorded to such term in the UCC.

         "Certificate of Title" shall mean any certificate or document evidencing title.

         "Change in Control" means, any act or event (including any assignment, sale, disposition or issuance) which results in (or with the passage of time will result in) (a) NRI ceasing to be a publicly-traded company, (b) the Control Persons collectively owning or controlling, directly or indirectly, more than 49% of the Capital Stock of NRI, or (c) the Control Persons collectively owning less than 8.5% of the Capital Stock of NRI.

         "Change in Law" means (i) the adoption of any applicable law, rule or regulation after the date of this Agreement, (ii) any change in any applicable law, rule or regulation, or any change in the interpretation or application thereof, by any appropriate Governmental Authority after the date of this Agreement, or (iii) compliance by Lender with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

         "Chattel Paper" shall have the meaning accorded to such term in the UCC.

         "Closing Date" means the first date all the conditions precedent in
Section 4.01 are satisfied or waived in accordance with Section 4.01 (or, in the case of Section 4.01(b), waived by the Person entitled to receive the applicable payment).

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         "Code" means the Internal Revenue Code of 1986, as amended and in effect from time to time.

         "Collateral" means all personal property, including Equipment, Inventory, Fixtures, Accessions, General Intangibles (including Principal Agreements), Accounts, Certificates of Title, Money, Instruments, Investment Property, Documents, Chattel Paper, Deposit Accounts, Letters of Credit, Commodity Accounts, Commodity Contracts, Health-Care Insurance Receivables, Commercial Tort Claims, Promissory Notes, Certificated and Uncertificated Securities, Financial Assets, Securities Accounts, Securities Entitlements, Payment Intangibles and Software, credit balances, deposits, bankers' acceptances, guaranties, supporting obligations, letter-of-credit-rights, credits, claims, choses in action, demands, liens, security interests, rights, insurance, awards, compensation, remedies, title and interest in, to and in respect of other Collateral, and all Collateral Revenues and all other personal property of any kind, wherever located, whether now owned or hereafter acquired, including, without limitation, any of the same now or hereafter existing, arising, held, sold, used or consumed in connection with the Business or any Property and any other property, rights, and interests which at any time relate to, arise out of or in connection with the foregoing or which come into the possession, custody or control of Lender, or any of its agents, representatives, associates or correspondents, for any purpose, and all products and Proceeds of the foregoing.

         "Collateral Revenues" means, with respect to any Collateral, all interest, income, dividends, distributions, rents, revenues, profits and earnings thereon or other monies or revenues derived therefrom, including any such property received in connection with any disposition of any Principal Agreement, and all moneys which may become payable or received under any policy insuring the Collateral or otherwise required to be maintained under the Loan Documents (including return of unearned premium.)

         "Commercial Tort Claims" shall have the meaning accorded to such term in the UCC.

         "Commitment" means Lender's obligation to make the Loan to Borrower pursuant to Section 2.01 in the aggregate principal amount of NINE MILLION AND NO/100THS DOLLARS ($9,000,000.00).

         "Commodity Account" shall have the meaning accorded to such term in the UCC.

         "Commodity Contract" shall have the meaning accorded to such term in the UCC.

         "Compliance Certificate" means a certificate substantially in the form of Exhibit B.

         "Conflict" or "Conflicting" means, with respect to any Contractual Obligation, Organizational Document, Requirement of Law, Consent or Other Action or any other item, any conflict with, breach of, default under, any triggering of rights, benefits, or obligations under or in connection with such item.

         "Consent(s) and/or Other Action" shall mean any consent, authorization, Judgment, directive, approval, license, certificate, registration, permit, exception, exemption, filing, notice, declaration or other action by, with or to any Person.

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         "Consolidated" or "consolidated" with reference to any term defined herein, shall mean that term as applied to the accounts and financial statements of Borrower and its Subsidiaries, consolidated in accordance with GAAP consistently applied.

         "Consolidated Cash Flow Ratio" means, as of the end of any Reference Period, the ratio of (a) (i) Consolidated EBITDA for such Reference Period minus
(ii) Capital Expenditures for such Period minus (iii) income tax paid during such period to (b) Consolidated Financial Obligations.

         "Consolidated EBITDA" means, with respect to any Reference Period, an amount equal to the sum of (a) Consolidated Net Income of Borrower and its Subsidiaries for such period, plus (b) in each case to the extent deducted in the calculation of such Person's Consolidated Net Income and without duplication, (i) income tax for such period, plus (ii) depreciation and amortization for such period, plus (iii) other noncash charges for such period, plus (iv) Consolidated Total Interest Expense for such period, plus (v) extraordinary losses, minus (c) extraordinary gains.

         "Consolidated Financial Obligations" means, for any period, the sum of
(a) all scheduled payments of principal or mandatory redemption amounts and fees on Indebtedness of Borrower and its Subsidiaries, including Capitalized Leases and including Synthetic Leases, due and payable during such period or within six
(6) Business Days following the last day of such period, plus (b) Consolidated Total Interest Expense for such period plus (c) all Restricted Payments paid in cash on any preferred stock of NRI during such period plus (d) Capital Expenditures during such period. Demand obligations shall be deemed to be due and payable during any period during which such obligations are outstanding.

         "Consolidated Funded Indebtedness" means, with respect to Borrower and its Subsidiaries on a consolidated basis, the sum, without duplication, of (a) the aggregate amount of Indebtedness of Borrower and its Subsidiaries, on a consolidated basis, to the extent relating to (i) the borrowing of money or the obtaining of credit, including the issuance of notes or bonds or Indebtedness issued in connection with the conversion of any Capital Stock, (ii) the deferred purchase price of assets (other than trade payables incurred in the ordinary course of business), and (iii) Synthetic Leases and Capitalized Leases, plus (b) Indebtedness of the type referred to in clause (a) of another Person guaranteed by Borrower or any of its Subsidiaries; provided that, for the avoidance of doubt, subclause (i) shall not include any Derivative Contracts.

         "Consolidated Net Income (or Deficit)" means, for any Reference Period, the consolidated net income (or deficit) of Borrower and its Subsidiaries, after deduction of all expenses, taxes, and other proper charges, determined in accordance with GAAP consistently applied.

         "Consolidated Rental Expense" means, for any Reference Period, the sum of all rental expense of Borrower and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP consistently applied, incurred under any Leases or other rental agreements or leases of real or personal property, including space leases and ground leases, other than obligations in respect of any Capitalized Leases or any Synthetic Leases.

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         "Consolidated Restaurant Pre-Opening Costs" means "Start-up costs" (as such term is defined in SOP 98-5 published by the American Institute of Certified Public Accountants) related to the acquisition, opening and organizing of new Restaurants, such costs including, without limitation, the cost of feasibility studies, staff-training and recruiting, and travel costs for employees engaged in such start-up activities.

         "Consolidated Total Interest Expense" means, for any Reference Period, the aggregate amount of cash interest accrued by Borrower and its Subsidiaries during such period on all Indebtedness of Borrower and its Subsidiaries outstanding during all or any part of such period, whether such interest was or is required to be reflected as an item of expense or capitalized, including (a) payments consisting of interest in respect of any Capitalized Lease or any Synthetic Lease, (b) commitment fees and letter of credit fees incurred in connection with the borrowing of money (but not including fees payable under the Fee Letter) and (c) facility fees, balance deficiency fees and similar fees or expenses in connection with the borrowing of money other than the financing provided under this Agreement and the other Loan Documents.

         "Contractual Obligation" means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound and shall include, without limitation, any obligation under or in connection with any Instrument, Document or General Intangible.

         "Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. "Controlling," and "Controlled by" and "under common Control with" have meanings correlative thereto.

         "Control Persons" means Paul W. Mobley and A. Scott Mobley.

         "Current Filings" shall have the meaning accorded to such term in
Section 5.21.

         "Debtor Relief Laws" means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

         "Default" means any event or condition that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

         "Default Rate" means the Interest Rate plus the Default Spread.

         "Default Spread" means 400 basis points.

         "Deposit Account" or "Deposit Accounts" shall have the meaning accorded to such term in the UCC.

         "Derivative Contracts" means, with respect to any Person, every obligation of such Person under any forward contract, futures contract, swap, option or other financing agreement or arrangement (including, without limitation, caps, floors, collars and similar agreements), the value of which is dependent upon interest rates, currency exchange rates, commodities or other indices.

         "Disposition" or "Dispose" means, with respect to any property, assets, obligations or other items, the sale, assignment, conveyance, pledge, Grant, encumbrance, transfer, license, lease, gift, abandonment or other disposition (including any sale and leaseback transaction) of thereof by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

         "Document" shall have the meaning accorded to such term in the UCC.

         "Dollar" and the sign "$" mean lawful money of the United States.

         "Environmental Laws" means all present and future Laws, Requirements of Law, or Consents or Other Action, relating to the protection of human health and safety or the environment, including, without limitation, (a) all Laws, Requirements of Law, or Consents or Other Action, pertaining to reporting, licensing, permitting, investigation, and remediation of emissions, discharges, releases, or threatened releases of hazardous materials, chemical substances, pollutants, contaminants, or hazardous or toxic substances, materials or wastes whether solid, liquid, or gaseous in nature, into the air, surface water, groundwater, or land, or relating to the presence, generation, discharge, release, removal, manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of chemical substances, pollutants, emissions, contaminants, or hazardous, radioactive or toxic substances, materials, or wastes, whether solid, liquid, or gaseous in nature; and (b) all Laws, Requirements of Law, Consents or Other Action, pertaining to the protection of the health and safety of employees of the public.

         "Environmental Liability" means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of Borrower, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

         "Equipment" shall have the meaning accorded to such term in the UCC.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time.

         "ERISA Affiliate" means any trade or business (whether or not incorporated) under common control with Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

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

         "ERISA Event" means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under
Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon Borrower or any ERISA Affiliate.

         "Event of Default" has the meaning specified in Section 10.01.

         "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, as amended, modified, succeeded or replaced from time to time.

         "Exchange Agreements" means those certain letters, each dated July 1, 2005, from NRI to all of the holders of NRI's 8% Subordinated Promissory Notes due December 31, 2006, containing the "Exchange Offer" to enter into the Exchange Transaction, and accepted by Transmittal Letters (of various dates) executed by all such holders.

         "Exchange Transaction" means the exchange of (a) all of NRI's outstanding 8% Subordinated Promissory Notes due December 31, 2006 of NRI for NRI Series B Convertible Preferred Stock, and (b) the warrants to purchase NRI common stock that expire January 15, 2007 for warrants to purchase the same number of shares of NRI common stock expiring January 15, 2008, all on the terms set forth in the Exchange Agreements.

         "Federal Funds Rate" means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with member banks of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Lender on such day on such transactions as determined by Lender.

         "Fee Letter" means the letter agreement, dated as of the date hereof, among Borrower and Lender.

         "Filing Collateral" means all Collateral and all other property with respect to which a security interest may be perfected by the filing of financing statements under the UCC.

         "Filing Offices" means the filing office(s) listed on Exhibit D.

         "Financial Assets" shall have the meaning accorded to such term in the UCC.

         "Financing Statements" shall mean financing statements on form UCC-1 naming Borrower as debtor and Lender as secured party and describing the Collateral as the collateral.

         "Fixtures" shall have the meaning accorded to such term in the UCC.

         "Franchised Units" means each restaurant or other facility operated by a franchisee under a franchise agreement with Borrower as franchisor that (among other things) permits the franchisee to operate such restaurant or other facility, and/or to sell products, under one or more of the Brands.

         "FRB" means the Board of Governors of the Federal Reserve System of the United States, or any Governmental Authority that succeeds to any of its principal functions.

         "GAAP" or "generally accepted accounting principles" means generally accepted accounting principles in effect in the United States of America from time to time and subject to Section 1.03.

         "General Intangible" or "General Intangibles" shall have the meaning accorded to such term in the UCC.

         "Governmental Authority" means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank, public office, court, arbitration or mediation panel, or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

         "Grant" or "Grants" or "Granting" shall include to grant, assign, pledge, transfer, convey, set over and dispose.

         "Guarantee" means, as to any Person, any (a) obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the "primary obligor") in any manner, whether directly or indirectly, and including any obligation of such primary obligor, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or
(b) Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term "Guarantee" as a verb has a corresponding meaning.

         "Hazardous Material" means any material or substance that, whether by its nature or use, is now or hereafter defined as a hazardous waste, hazardous substance, pollutant or contaminant under any Environmental Laws, or which is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise hazardous and which is now and hereafter regulated under any Environmental Laws, or which is or contains petroleum, gasoline, diesel fuel or another petroleum hydrocarbon product.

         "Health-Care Insurance Receivables" shall have the meaning accorded to such term in the UCC.

         "Incurrence Ratio" means, as of any date of determination, the maximum Leverage Ratio for such date as set forth in the table in Section 13.01, less 0.15.
         "Indebtedness" means, as to any Person and whether recourse is secured by or is otherwise available against all or only a portion of the assets of such Person and whether or not contingent, but without duplication:

         (a)      every obligation of such Person for money borrowed,

         (b) every obligation of such Person evidenced by bonds, debentures, notes or other similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses,

         (c) every reimbursement obligation of such Person with respect to letters of credit, bankers' acceptances or similar facilities issued for the account of such Person,

         (d) every obligation of such Person issued or assumed as the deferred purchase price of property or services (including securities repurchase agreements but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business which are not overdue or which are being contested in good faith and for which Borrower maintains sufficient reserves in accordance with GAAP consistently applied),

         (e)      every obligation of such Person under any Capitalized Lease,

         (f)      every obligation of such Person under any Synthetic Lease,

         (g) all sales by such Person of (i) accounts or general intangibles for money due or to become due, (ii) chattel paper, instruments or documents creating or evidencing a right to payment of money or (iii) other receivables (collectively "receivables"), whether pursuant to a purchase facility or otherwise, other than in connection with the disposition of the business operations of such Person relating thereto or a disposition of defaulted receivables for collection and not as a financing arrangement, and together with any obligation of such Person to pay any discount, interest, fees, indemnities, penalties, recourse, expenses or other amounts in connection therewith,

         (h) every obligation of such Person (an "equity related purchase obligation") to purchase, redeem, retire or otherwise acquire for value any Capital Stock of such Person or any rights measured by the value of such Capital Stock,

         (i) every obligation of such Person under any Derivative Contract,

         (j) every obligation in respect of Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent that such Person is liable therefor as a result of such Person's ownership interest in or other relationship with such entity, except to the extent that the terms of such Indebtedness provide that such Person is not liable therefor and such terms are enforceable under applicable law, and

         (k) every Guarantee.

         The "amount" or "principal amount" of any Indebtedness at any time of determination represented by (i) any Indebtedness, issued at a price that is less than the principal amount at maturity thereof, shall be the amount of the liability in respect thereof determined in accordance with GAAP consistently applied, (ii) any Capitalized Lease shall be the principal component of the aggregate of the rentals obligation under such Capitalized Lease payable over the term thereof that is not subject to termination by the lessee, (iii) any sale of receivables shall be the amount of unrecovered capital or principal investment of the purchaser (other than Borrower or any of its wholly-owned Subsidiaries) thereof, excluding amounts representative of yield or interest earned on such investment, (iv) any Synthetic Lease shall be the stipulated loss value, termination value or other equivalent amount, (v) any Derivative Contract shall be the maximum amount of any termination or loss payment required to be paid by such Person if such Derivative Contract were, at the time of determination, to be terminated by reason of any event of default or early termination event thereunder, whether or not such event of default or early termination event has in fact occurred, (vi) any equity related purchase obligation shall be the maximum fixed redemption or purchase price thereof inclusive of any accrued and unpaid dividends to be comprised in such redemption or purchase price and (vii) any Guarantee shall be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

         "Indemnified Liabilities" has the meaning set forth in Section 14.05.

         "Indemnitees" means Lender, together with its Affiliates, and the officers, directors, employees, agents and attorneys-in-fact of Lender or its Affiliates.

         "Instrument" shall have the meaning accorded to such term in the UCC.

         "Insurance Requirements" means the insurance requirements set forth in
Section 6.07 and Schedule 6.07.

         "Interest Rate" means (a) a variable interest rate per annum equal to the Applicable Rate plus the Adjusted LIBO Rate, or (b) in the circumstances, and for the periods, described in Sections 3.02 and 3.03, a variable interest rate per annum equal to the Base Rate plus 2.00%.

         "Inventory" shall have the meaning accorded to such term in the UCC.

         "Investment" means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of capital stock or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

         "Investment Property" shall have the meaning accorded to such term in the UCC.

         "IP Rights" has the meaning set specified in Section 5.25.

         "IRS" means the United States Internal Revenue Service.

         "Judgment" means any order, decision, decree, award or injunction of any Governmental Authority.

         "Late Payment Charge" shall have the meaning accorded to such term in
Section 2.04(b).

         "Laws" means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

         "Lease" or "Leases" means any lease covering all or a portion of any Property or any other real or personal property to which Borrower is a party or in which Borrower owns an interest.

         "Lender" means Wells Fargo Bank, National Association, its successors and assigns.

         "Lender's Office" means Lender's address and, as appropriate, account as set forth on Schedule 14.02, or such other address or account of which Lender may from time to time notify Borrower.

         "Lending Office" means the office or offices of Lender designated by Lender in writing to Borrower.

         "Letters of Credit" shall have the meaning accorded to such term in the UCC.

         "Leverage Ratio" means, as of any date of determination, the ratio of
(a) Consolidated Funded Indebtedness outstanding on such date (or if the

Reference Period ending on such date consists of less than four (4) fiscal quarters, then an amount equal to the actual Consolidated Funded Indebtedness outstanding on such date multiplied by a fraction, the numerator of which is the number of weeks contained in such Reference Period and the denominator of which is the total number of weeks in the applicable fiscal year) to (b) Consolidated EBITDA for the Reference Period ending on such date.

         "LIBO Rate" means the rate of interest, rounded upward to the nearest whole multiple of one-sixteenth of one percent (0.0625%), quoted by Lender as the London Inter-Bank Offered Rate for deposits in U.S. Dollars for interest periods of one month at approximately 9:00 a.m. California time.

         "License" means any license, permit, directive, authorization, approval or stipulation required to operate the Business at any location.

         "Lien" means any deed to secure debt, mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, and any financing lease having substantially the same economic effect as any of the foregoing) and including any right of set off or offset, rights of others, benefits, claims or other liens (including federal or state tax liens).

         "Litigation" means any action, proceeding, litigation, investigation, arbitration, mediation, claim or Judgment.

         "Loan" has the meaning specified in Section 2.01.

         "Loan Documents" means this Agreement, the Note and any other note, security agreement, mortgage, deed of trust, deed to secure debt, any guarantee of Borrower's Obligations, collateral assignments, and other contractual Obligations, filings (including financing statements) and recordings executed, delivered or filed, including any amendments, supplements, renewals, extensions or replacements thereof, executed between any Loan Parties or their Affiliates and Lender or by any Loan Parties or their Affiliates for the benefit of Lender.

         "Loan Parties" means, collectively, Borrower and each Scheduled Affiliate.

         "Margin Stock" shall have the meaning accorded to such term in Regulation U, T or X of the Board of Governors of the Federal Reserve System, as amended.

         "Material Adverse Effect" means, a material adverse change in, or a material adverse effect on, (i) Borrower, any of its Subsidiaries or any Scheduled Affiliate, (ii) the business, results of operations, condition (financial or otherwise), assets, liabilities (actual or contingent) or prospects of Borrower, any of its Subsidiaries or any Scheduled Affiliate, (iii) the Business, (iv) any Property, (v) the ability of the Loan Parties to perform any of their respective obligations under the Loan Documents, (vi) the rights and remedies of Lender under any of the Loan Documents or (vii) the legality, validity, binding effect or enforceability of any of the Loan Documents.

         "Maturity Date" means August 31, 2011.

         "Money" shall have the meaning accorded to such term in the UCC.

         "Multiemployer Plan" means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

         "Note" means a promissory note made by Borrower in favor of Lender evidencing the Loan substantially in the form of Exhibit A.

         "NRI" means Noble Roman's, Inc., an Indiana corporation, being one of the parties that is Borrower hereunder.

         "N.R. Realty" means N.R. Realty, Inc., an Indiana corporation, being one of the parties that is Borrower hereunder and a wholly-owned Subsidiary of NRI.

         "Obligations" means the Loan, all other advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to the Loan, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising, and any future advances thereon, renewals, extensions, modifications, amendments, substitutions and consolidations thereof, including Borrower's obligations to pay (or reimburse Lender for) all costs and expenses (including Attorney Costs) incurred by Lender in obtaining, maintaining, protecting and preserving its interest in the Collateral or its security interest therein, foreclosing, retaking, holding, preparing for sale or lease, selling or otherwise disposing or realizing on the Collateral or in exercising its rights hereunder or as secured party under the UCC, any other applicable Law or Loan Document, and including interest and fees arising under any Loan Document or otherwise with respect to the Loan and that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

         "OFAC" shall mean the U.S. Department of the Treasury's Office of Foreign Assets Control.

         "Organization Documents" means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction);
(b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed, if necessary, in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

         "Outstanding Amount" means, with respect to the Loan on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of the Loan occurring on such date.

         "Participant" has the meaning specified in Section 14.07(b).

         "Patriot Act" has the meaning specified in Section 14.20.

         "Payment Date" means the first (1st) Business Day of each calendar month (the first such Payment Date being October 3, 2005).

         "Payment Intangibles" shall have the meaning accorded to such term in the UCC.

         "PBGC" means the Pension Benefit Guaranty Corporation.

         "Pension Plan" means any "employee pension benefit plan" (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by Borrower or any ERISA Affiliate or to which Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.

         "Permitted Encumbrances" means those matters listed on Exhibit E and which individually and in the aggregate will not materially and adversely affect the ability of Borrower to pay in full the Obligations, the use of any Property for the use currently being made thereof, or the operation or value of any Property.

         "Person" means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

         "Pizzaco" means Pizzaco, Inc., an Indiana corporation, being one of the parties that is Borrower hereunder and a wholly-owned Subsidiary of NRI.

         "Plan" means any "employee benefit plan" (as such term is defined in Section 3(3) of ERISA) established by Borrower or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.

         "Prepayment Charge" shall have the meaning accorded to such term in
Section 2.02(b).

         "Principal Agreement" or "Principal Agreements" shall mean any agreement to which Borrower or any Subsidiary is a party under which the annual expenditures or annual receipts by Borrower or such Subsidiary exceed, or are reasonably expected to exceed, $100,000.

         "Proceeds" shall include "proceeds", "products", and "commingled goods" within the meaning accorded to such terms in the UCC.

         "Promissory Notes" shall have the meaning accorded to such term in the UCC.

         "Property" means each location leased by Borrower in connection with the Business.

         "Reference Period" means, as of any date of determination, the period of four (4) consecutive fiscal quarters of Borrower and its Subsidiaries ending on such date, or if such date is not a fiscal quarter end date, the period of four (4) consecutive fiscal quarters most recently ended (in each case treated as a single accounting period); provided, however, until four (4) fiscal quarters of Borrower and its Subsidiaries have elapsed since the Closing Date, "Referenced Period" shall mean, such shorter period of one (1), two (2) or three
(3) full fiscal quarters elapsed since the Closing Date.

         "Regulation D" means Regulation D of the Board of Governors of the Federal Reserve System, as the same may be in effect from time to time, and any successor regulations.

         "Reportable Event" means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30-day notice period has been waived.

         "Required Monthly Amortization Payment" means ONE HUNDRED TWENTY-FIVE THOUSAND AND NO/100THS DOLLARS ($125,000.00).

         "Requirement of Law" or "Requirements of Law" means any requirement, direction, policy or procedure of any Law or License, Judgment, or Consent or Other Action or of the National Association of Securities Dealers or any exchange on which the Capital Stock of NRI is traded.

         "Reserve Percentage" means at any time the percentage announced within Lender as the reserve percentage under Regulation D for loans and obligations making reference to an Adjusted LIBO Rate. The Reserve Percentage shall be based on Regulation D or other regulations from time to time in effect concerning reserves for Eurocurrency Liabilities as defined in Regulation D from related institutions as though Lender were in a net borrowing position, as promulgated by the Board of Governors of the Federal Reserve System, or its successor.

         "Responsible Officer" means the chief executive officer, president, chief financial officer, treasurer, assistant treasurer or vice president of a Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

         "Restaurant" means a particular restaurant at a particular location that is operated by Borrower or a Subsidiary of Borrower.

         "Restricted Payment" means any dividend or other distribution (whether in cash, securities or other property) with respect to any Capital Stock or other equity interest of Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such capital stock or other equity interest or of any option, warrant or other right to acquire any such capital stock or other equity interest.

         "Sanctioned Country" means a country subject to a sanctions program identified on the list maintained by OFAC and available at http://www.treas.gov/offices/eotffc/ofac/sanctions/ index.html, or as otherwise published from time to time.

         "Sanctioned Person" means (i) a Person named on the list of "Specially Designated Nationals and Blocked Persons" maintained by OFAC available at http://www.treas.gov/offices/ eotffc/ofac/sdn/index.html, or as otherwise published from time to time, or (ii) (A) an agency of the government of a Sanctioned Country, (B) an organization controlled by a Sanctioned Country, or
(C) a Person resident in a Sanctioned Country, to the extent subject to a sanctions program administered by OFAC.

         "Scheduled Affiliate" shall have the meaning accorded to such term in
Section 5.13(c).

         "SEC" means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

         "Securities Accounts" shall have the meaning accorded to such term in the UCC.

         "Securities Entitlements" shall have the meaning accorded to such term in the UCC.

         "Settlement Agreement" means that certain Settlement Agreement dated as of August 1, 2005 among NRI, Oak Grove Corp., Pizzaco, Inc., LPS, Inc., G.N.R., Inc., N.R. East, Inc., Paul W. Mobley, A. Scott Mobley, SummitBridge, Drawbridge Special Opportunities Fund LP and D.B. Zwirn & Co., formerly known as Highbridge/Zwirn Special Opportunities Fund, L.P.

         "Settlement Transaction" means, collectively, the transactions provided for in the Settlement Agreement to be consummated on or about the Closing Date consisting of (a) the payment to SummitBridge of the sum of $8,300,000; (b) the release and satisfaction of the Tranche Y Term Loan Promissory Note made by NRI on or about April 30, 1999 in the amount of $8,000,000 (defined in the Settlement Agreement as the "Note") and related security interests and guarantees; (c) the relinquishment and cancellation by the SummitBridge Parties of a warrant to purchase 385,000 shares of common stock of NRI (defined in the Settlement Agreement as the "Warrant"); (d) the relinquishment and transfer by the SummitBridge Parties to NRI of 814,748 shares of common stock of NRI (defined in the Settlement Agreement as the "Surrendered Shares"); and (e) the relinquishment and transfer by the SummitBridge Parties to NRI of $4,929,275 stated amount of non-yield preferred stock in NRI, convertible into 1,643,092 shares of common stock of NRI (defined in the Settlement Agreement as the "Preferred Stock").

         "Software" shall have the meaning accorded to such term in the UCC.

         "Sole Discretion" means with respect to any decision or action (including granting of any consent or approval) the discretion to make or take or fail to take or make any decision or action with or without any reason, taking into account such factors, if any, as the decision maker or action taker determines (including self interest), and any decision or action may be subject to any such conditions or no conditions as the decision maker or action taker determines and shall be final and conclusive.

         "Subsidiary" of a Person (the "parent") means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise Controlled, by the parent. Unless otherwise specified, all references herein to a "Subsidiary" or to "Subsidiaries" shall refer to a Subsidiary or Subsidiaries of a Borrower.

         "SummitBridge" means SummitBridge National Investments LLC, being one of the parties to the Settlement Agreement.

         "SummitBridge Parties" means SummitBridge and the other Persons collectively identified as the "SummitBridge Parties" in the Settlement Agreement.

         "Synthetic Lease" means any lease of goods or other property, whether real or personal, which is treated as an operating lease under GAAP consistently applied and as a loan or financing for U.S. income tax purposes.

         "Tax Party" has the meaning specified in Section 5.11.

         "Taxes and Other Charges" means all taxes, assessments and other governmental charges, ground rents, or other rents, rates and charges, excises, levies, fees and other charges (public or private) which may be assessed, levied, confirmed or imposed on, or in respect of or be a lien upon the Collateral, a Property or the Business or any part thereof or any interest therein.

         "30/360 Basis" means on the basis of a 360-day year consisting of 12 months of 30 days each.

         "Transaction Documents" means, collectively, the Settlement Agreement and the Exchange Agreements.

         "Transactions" means, collectively, the Settlement Transaction and the Exchange Transaction.

         "UCC" or "Uniform Commercial Code" shall mean the Uniform Commercial Code as in effect from time to time as adopted in the State of New York.

         "Unfunded Pension Liability" means the excess of a Pension Plan's benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan's assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

         "United States" and "U.S." mean the United States of America.

         1.02 Other Interpretive Provisions.With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

         (a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

         (b) (i) The words "herein," "hereto," "hereof" and "hereunder" and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof.

                  (ii) Article, Section, Exhibit and Schedule references are to the Loan Document in which such reference appears.

                  (iii) The term "including" is by way of example and not limitation and shall be deemed to be followed by the phrase "without limitation."

                  (iv) The term "documents" includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

         (c) In the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including;" the words "to" and "until" each mean "to but excluding;" and the word "through" means "to and including."

         (d) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

         1.03 Accounting Terms. (a) All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, and applied in a manner consistent with that used in preparing the Audited Financial Statement, except as otherwise specifically prescribed herein.

         (b) In the event any Accounting Changes shall occur and such changes affect financing covenants, standards or terms in this Agreement, then Borrower shall promptly notify Lender of such changes and Borrower and Lender agree to enter into negotiations in order to amend such provisions of this Agreement so as to equitably reflect such Accounting Changes with the desired result that the criteria for evaluating the financial condition and results of operation of Borrower shall be the same as if such Accounting Changes had not been made, and until such time as such an amendment shall have been executed and delivered by Borrower and Lender, (a) all financial covenants, standards and terms in this Loan Agreement shall be calculated and/or construed as if such Accounting Changes had not been made, and (b) Borrower shall prepare schedules to be included with all financial statements required to be delivered hereunder that show the differences between the financial statements delivered (which reflect such Accounting Changes) and the basis for calculating financial covenant compliance (without reflecting such Accounting Changes).

         1.04 Rounding. Any financial ratios required to be maintained by Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

         1.05 References to Agreements and Laws. Unless otherwise expressly provided herein, (a) references to Organization Documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Loan Document; and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

         1.06 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Pacific time (daylight or standard, as applicable).

                                  ARTICLE II.
                            the COMMITMENTS and LOAN

         2.01 Commitment to Make Loan.

         Subject to the terms and conditions set forth herein, Lender agrees to make a loan (the "Loan") to Borrower on the Closing Date, in the amount of the Commitment. Upon satisfaction of the applicable conditions set forth in Section 4.01, Lender shall make the Loan available to Borrower either by (i) crediting the account of Borrower on the books of Lender with the amount of such funds or
(ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) Lender by Borrower. No amounts of the Loan that are paid or prepaid may be reborrowed.

         2.02 Prepayments.

         Borrower acknowledges that any prepayment of the Loan will cause Lender to lose its interest rate yield thereon and will possibly require that Lender reinvest any such prepayment amounts in loans of a lesser interest rate yield. As a consequence Borrower agrees as follows, as an integral part of the consideration for Lender making the Loan:

         (a) Voluntary Prepayment. Any voluntary prepayment of the Loan is prohibited except as expressly permitted hereunder.

         (b) Prepayment Charge. If all or any portion of the Loan is prepaid on or before the first anniversary of the Closing Date, whether such prepayment is voluntary, involuntary, pursuant to Section 2.03(c) or upon acceleration of the principal amount thereof by Lender or otherwise, Borrower shall pay to Lender on the prepayment date (in addition to all other sums then due and owing to Lender under the Loan Documents) a prepayment charge (the "Prepayment Charge") equal to two percent (2%) of the principal amount then being prepaid.

         (c) Permitted Prepayments. Borrower may, upon notice to Lender, on any Payment Date voluntarily prepay the Loan in whole but not in part; provided that
(i) such notice must be received by Lender not later than 8:00 a.m. three Business Days prior to the Payment Date on which such prepayment of the Loan is anticipated and (ii) in addition to all other sums then due and owing under the Loan Documents, Borrower shall pay any Prepayment Charge required in accordance with Section 2.02(b) above. If such notice is given by Borrower, Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the Payment Date specified therein. Any prepayment of the Loan shall be accompanied by all accrued interest thereon, together with any Prepayment Charge required as set forth above in this Section 2.02, any additional amounts required pursuant to Section 3.05 and all other Obligations.

         2.03 Repayment of Loan.

         (a) On Maturity Date. In addition to any other payments due under this Agreement, Borrower shall pay to Lender on the Maturity Date all Obligations then outstanding on such date.

         (b) Required Amortization. In addition to any other payments due under this Agreement, on the Payment Date occurring on October 3, 2005 and on each Payment Date thereafter, Borrower shall pay to Lender as a principal reduction of the Loan, an amount equal to the Required Monthly Amortization Payment. Notwithstanding the principal amortization payments provided for herein, the principal balance of the Loan outstanding on the Maturity Date shall be fully due and payable on said date. No principal balance reduction of the Loan may be reborrowed.

         (c) As a Result of Violation of Leverage Ratio Covenant. In addition to any other payments due under the Agreement, if there shall occur a breach of the covenant contained in Section 13.01 (as evidenced by any Compliance Certificate delivered by Borrower pursuant to Section 6.01 or as otherwise determined by Lender upon review of any Compliance Certificate or other financial information with respect to Borrower delivered to Lender, pursuant to this Agreement), Borrower shall repay to Lender on the Payment Date immediately following the date on which Borrower delivered such Compliance Certificate or the date on which Lender delivered to Borrower written notice of such determination (or, if such notice is delivered less than fifteen (15) days prior to such Payment Date, then on the fifteenth (15th) day following delivery of such notice) a principal amount of the Loan sufficient, upon application of such payment, to reduce the Outstanding Amount of the Loan to an amount that would bring Borrower into compliance with Section 13.01 (determined as of the end of the Reference Period ended most recently prior to the date of such payment). Any payment of the Loan pursuant to this Section 2.03(c) shall be accompanied by any Prepayment Charge provided for in Section 2.02(b) and any additional amounts required pursuant to
Section 3.05. Any such payment of the Loan may not be reborrowed.

         2.04 Interest.

         (a) Subject to the provisions of subsection (b) below, interest on the Loan will accrue and be charged on the Outstanding Amount thereof, from time to time, at the Interest Rate. The Interest Rate shall be determined by Lender on the Business Day immediately prior to the Closing Date or on the Closing Date, as determined by Lender in its Sole Discretion, and shall be reset on each Payment Date thereafter until the Maturity Date. All calculations of interest shall be computed on an Actual/360 Basis (which results in more interest being paid than if computed on a 30/360 Basis). Notwithstanding the foregoing, if any date on which the Interest Rate is to be set or reset, as provided above, falls on a day that the LIBO Rate is not published, Lender may, in its Sole Discretion, reset the Interest Rate on such date using the LIBO Rate most recently published prior to the applicable date on which the Interest Rate is being set or reset.

         (b) If Lender has not received on any date on which any payment is due (whether by acceleration or otherwise) the full amount due on such date, in addition to any other amounts payable hereunder, Borrower shall pay to Lender, promptly on demand, a late payment charge ("Late Payment Charge") in an amount equal to the product of (x) the difference between (1) the amount due on any such due date and (2) the amount actually received on such due date, multiplied by (y) .05. In addition, if any amount payable by Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws. Furthermore, while any Event of Default exists, Borrower shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws. Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

         (c) Interest on the Loan shall be due and payable in arrears on each Payment Date and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

         (d) Interest shall accrue on the Loan for the day on which the Loan is made, and shall not accrue on the Loan, or any portion thereof, for the day on which the Loan or such portion is paid.

         2.05 Fees. In addition to any other amounts due under this Agreement and any other Loan Documents, the Borrower shall pay to Lender fees in the amounts and at the times specified in the Fee Letter. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

         2.06 Evidence of Debt.

         The Loan shall be evidenced by one or more accounts or records maintained by Lender in the ordinary course of business. The accounts or records maintained by Lender shall be conclusive absent manifest error of the amount of the Loan made by Lender to Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of Borrower hereunder to pay any amount owing with respect to the Obligations. Borrower shall execute and deliver to Lender the Note, which shall evidence the Loan in addition to such accounts or records.

The Lender may attach schedules to the Note and endorse thereon the date, type, amount and maturity of the Loan and payments with respect thereto.

         2.07 Payments Generally.

         (a) All payments to be made by Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by Borrower hereunder shall be made to Lender via bank account debit in Dollars and in immediately available funds not later than 11:00 a.m. on the date specified herein. All payments received by Lender after 11:00 a.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.

         (b) If any payment to be made by Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected, without duplication, in computing interest or fees, as the case may be.

         (c) Nothing herein shall be deemed to obligate Lender to obtain the funds for the Loan in any particular place or manner or to constitute a representation by Lender that it has obtained or will obtain the funds for the Loan in any particular place or manner.

                                  ARTICLE III.
                     TAXES, YIELD PROTECTION AND ILLEGALITY

         3.01 Taxes.

         (a) Any and all payments by Borrower to or for the account of Lender under any Loan Document shall be made free and clear of and without deduction for any and all present or future taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and all liabilities with respect thereto, excluding taxes imposed on or measured by Lender's overall net income, and franchise taxes imposed on Lender (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the Laws of which Lender is organized or maintains a lending office (all such non-excluded taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and liabilities being hereinafter referred to as "Taxes"). If Borrower shall be required by any Laws to deduct any Taxes from or in respect of any sum payable under any Loan Document to Lender (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section), Lender receives an amount equal to the sum it would have received had no such deductions been made,
(ii) Borrower shall make such deductions, (iii) Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable Laws, and (iv) within 30 days after the date of such payment, Borrower shall furnish to Lender the original or a certified copy of a receipt evidencing payment thereof.

         (b) In addition, Borrower agrees to pay any and all present or future stamp, court or documentary taxes and any other excise or property taxes or charges or similar levies which arise from any payment made under any Loan Document or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, any Loan Document (hereinafter referred to as "Other Taxes").

         (c) If Borrower shall be required to deduct or pay any Taxes or Other Taxes from or in respect of any sum payable under any Loan Document to Lender, Borrower shall also pay to Lender at the time interest is paid, such additional amount that Lender specifies is necessary to preserve the after-tax yield (after factoring in all taxes, including taxes imposed on or measured by net income) that Lender would have received if such Taxes or Other Taxes had not been imposed

         (d) Borrower agrees to indemnify Lender for (i) the full amount of Taxes and Other Taxes (including any Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section) paid by Lender, (ii) amounts payable under Section 3.01(c), and (iii) any liability (including additions to tax, penalties, interest and expenses) arising therefrom or with respect thereto, in each case whether or not such Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. Payment under this subsection (d) shall be made within 30 days after the date Lender makes a demand therefor, accompanied by a statement of Lender setting forth in reasonable detail its computation of the amount or amounts to be paid to it hereunder.

         3.02 Illegality. If Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for Lender or its applicable Lending Office to make, maintain or fund the Loan or to determine or charge interest rates based upon the LIBO Rate, then, on notice thereof by Lender to Borrower, any obligation of Lender to make the Loan shall be suspended, and the Interest Rate on the Loans shall immediately be converted to the Base Rate plus 2.00%, until Lender notifies Borrower that the circumstances giving rise to such determination no longer exist. Upon any such prepayment, Borrower shall also pay accrued interest on the amount so prepaid. Lender agrees to designate a different Lending Office if such designation will avoid the need for such notice and will not, in the good faith judgment of Lender, otherwise be materially disadvantageous to Lender.

         3.03 Inability to Determine Rates. If Lender determines that for any reason adequate and reasonable means do not exist for determining the Interest Rate based upon the Adjusted LIBO Rate or that the Interest Rate with respect to any period does not adequately and fairly reflect the cost to Lender of funding the Loan, Lender will promptly so notify Borrower, which notice shall set forth in reasonable detail the basis for such notice. Thereafter, the obligation of the Lender to make or maintain the Loan at the Interest Rate based upon the Adjusted LIBO Rate shall be suspended until Lender revokes such notice, and until any such notice is revoked, the Interest Rate applicable to the Loan shall be equal to the Base Rate plus 2.00%.

         3.04 Increased Cost and Reduced Return; Capital Adequacy.

         (a) If Lender determines that as a result of any Change in Law, or Lender's compliance therewith, there shall be any increase in the cost to Lender of agreeing to make or making, funding or maintaining loans at the Interest Rate based upon the Adjusted LIBO Rate, or a reduction in the amount received or receivable by Lender in connection with any of the foregoing (excluding for purposes of this subsection (a) any such increased costs or reduction in amount resulting from (i) Taxes or Other Taxes (as to which Section 3.01 shall govern),
(ii) changes in the basis of taxation of overall net income or overall gross income by the United States or any foreign jurisdiction or any political subdivision of either thereof under the Laws of which Lender is organized or has its Lending Office, and (iii) reserve requirements utilized in the determination of the Adjusted LIBO Rate), then from time to time upon demand of Lender, Borrower shall pay to Lender such additional amounts as will compensate Lender for such increased cost or reduction.

         (b) If Lender determines that any Change in Law regarding capital adequacy or any change therein or in the interpretation thereof, or compliance by Lender (or its Lending Office) therewith, has the effect of reducing the rate of return on the capital of Lender or any corporation controlling Lender as a consequence of Lender's obligations hereunder (taking into consideration its policies with respect to capital adequacy and Lender's desired return on capital), then from time to time upon demand of Lender, Borrower shall pay to Lender such additional amounts as will compensate Lender for such reduction.

         3.05 Funding Losses. Upon demand of Lender from time to time, Borrower shall promptly compensate Lender for and hold Lender harmless from any loss, cost or expense incurred by it as a result of:

         (a) any payment or prepayment in whole or in part of the Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise) other than the Required Monthly Amortization Payment; or

         (b) any failure by Borrower to prepay or borrow the Loan on the date or in the amount notified by Borrower;

including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain the Loan or from fees payable to terminate the deposits from which such funds were obtained, provided that Lender shall have delivered to Borrower a statement of the amount of such losses, costs and expenses. Borrower shall also pay any customary administrative fees charged by Lender in connection with the foregoing.

For purposes of calculating amounts payable by Borrower to Lender under this
Section 3.05, Lender shall be deemed to have funded the Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not the Loan was in fact so funded.

         3.06 Matters Applicable to all Requests for Compensation. A certificate of Lender claiming compensation under this Article III and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error. In determining such amount, Lender may use any reasonable averaging and attribution methods.

         3.07 Survival. All of Borrower's obligations under this Article III shall survive termination of the Commitment and repayment of all other Obligations hereunder.

                                  ARTICLE IV.
                     CONDITIONS PRECEDENT TO FUNDING OF LOAN

         4.01 Conditions to Funding of Loan. The obligation of Lender to make the Loan is subject to satisfaction of the following conditions precedent:

         (a) Lender's receipt of the following, each of which shall be originals or facsimiles (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance satisfactory to Lender and its legal counsel:

                  (i) executed counterparts of this Agreement, the Note and the other Loan Documents;

                  (ii) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as Lender may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party;

                  (iii) such documents and certifications as Lender may reasonably require to evidence that each Loan Party is duly organized or formed, and that Borrower and each other Loan Party executing any of the Loan Documents is validly existing, in good standing and qualified to engage in business in each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification;

                  (iv) a favorable opinion or opinions of counsel to the Loan Parties, addressed to Lender, as to the matters set forth in Exhibit C and such other matters concerning the Loan Parties and the Loan Documents as Lender may reasonably request;

                  (v) a certificate signed by a Responsible Officer of each Loan Party either (A) attaching copies of all consents, licenses and approvals required in connection with the execution, delivery and performance by, and the validity against, such Loan Party of the Loan Documents to which it is a party, which consents, licenses and approvals shall be in full force and effect or (B) stating that no such consents, licenses or approvals are so required;

                  (vi) a certificate signed by a Responsible Officer of Borrower certifying (A) that the conditions specified in Sections 4.01(d) and
         (e) below have been satisfied, and (B) that there has been no event or circumstance since the date of the Audited Financial Statements that has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect;

                  (vii) evidence that all Insurance Requirements have been met and that all insurance required to be maintained pursuant thereto has been obtained and is in effect;

                  (viii) evidence that there has been filed with the United States Patent and Trademark Office a trademark assignment evidencing Lender's security interest in the IP Rights registered with such office;

                  (ix) evidence that NRI's quarterly report for the quarter ended June 30, 2005 to be filed with the SEC on Form 10Q has been filed with the SEC;

                  (x) the report provided for in Section 6.01(c) for the month ended July 31, 2005;

                  (xi) evidence that the Exchange Transaction and the Settlement Transaction have been or will, immediately upon disbursement of the Loan, be fully consummated; and

                  (xii) such other assurances, certificates, documents, consents or opinions as Lender reasonably may require.

         (b) Any fees required to be paid on or before the Closing Date shall have been paid.

         (c) Unless waived by Lender, Borrower shall have paid all Attorney Costs of Lender to the extent invoiced prior to or on the Closing Date, plus such additional amounts of Attorney Costs as shall constitute its reasonable estimate of Attorney Costs incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between Borrower and Lender).

         (d) The representations and warranties of Borrower and each other Loan Party contained in Article V or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct on and as of the Closing Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date.

         (e) No Default or Event of Default shall exist, or would result from the proposed Loan.

                                   ARTICLE V.
                         REPRESENTATIONS and WARRANTIES

         Borrower represents and warrants to Lender that:

         5.01 Existence, Qualification and Power. Borrower and each Scheduled Affiliate (a) is a corporation, partnership or limited liability company duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own its assets and carry on its business except such licenses, authorizations, consents and approvals the failure to have would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and (ii) execute, deliver and perform its obligations under the

Loan Documents and the Transaction Documents to which it is a party, and (c) is duly qualified and is licensed and in good standing under the Laws of each jurisdiction where any Property or Collateral is located and in each other jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license except for those jurisdictions in which failure to qualify or maintain good standing would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

         5.02 Authorization; No Contravention. The execution, delivery and performance by Borrower and each Scheduled Affiliate of each Loan Document and Transaction Document to which such Person is party, have been duly authorized by all necessary corporate or other organizational action, and do not and will not (with the passage of time, giving of notice or otherwise) (a) contravene or Conflict with the terms of any of such Person's Organization Documents; (b) Conflict with or result in any breach or contravention of, or the creation of any Lien (except Liens in favor of Lender created by the Loan Documents) under,
(i) any Contractual Obligation to which such Person is a party or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Law.

         5.03 No Consent or Other Action. No Consent or Other Action by, from, with or to any other Person is required prior to or otherwise in connection with
(a) Borrower's ownership of any Property or Collateral or the conduct of the Business, (b) Borrower's (or any Scheduled Affiliate's) execution and delivery of, and performance of its obligations under, the Loan Documents or Transaction Documents, (c) the Grant of any Lien granted hereby or by any other Loan Document, or (d) the validity, perfection and maintenance of any Lien created hereby or by any other Loan Document, except for those that have been obtained or made and (in the case of the foregoing clauses (c) and (d)) for the filing of the Financing Statements with the Filing Offices.

         5.04 Binding Effect. This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of each such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms except as such enforceability may be limited by (a) bankruptcy, insolvency or other similar laws affecting creditors' rights generally and (b) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). Each of the Transaction Documents has been, or upon the execution of this Agreement and the other Loan Documents and the funding of the Loan hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto. Each of the Transaction Documents when so delivered will constitute, a legal, valid and binding obligation of each such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms except as such enforceability may be limited by (a) bankruptcy, insolvency or other similar laws affecting creditors' rights generally and (b) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

         5.05 Financial Statements; No Material Adverse Effect.

         (a) The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present the financial condition of Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show, in accordance with GAAP consistently applied, all material indebtedness and other liabilities, direct or contingent, of Borrower and its Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Indebtedness.

         (b) The unaudited consolidated financial statements of Borrower and its Subsidiaries dated June 30, 2005 were (i) prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present the financial condition of Borrower and its Subsidiaries as of the date thereof and the results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments.

         (c) Schedule 5.05 sets forth all Indebtedness of Borrower and its Subsidiaries as of the Closing Date (taking into account the consummation of the Settlement Transaction and the Exchange Transaction).

         (d) Since the date of the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

         5.06 Litigation. Except as set forth on Schedule 5.06, there is no Litigation pending or, to the knowledge of Borrower, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against Borrower, any Scheduled Affiliate, any of their respective Subsidiaries or against any of their respective properties, assets (including any Collateral or Principal Agreement), Business or any Property, or revenues, or affecting or pertaining this Agreement or any other Loan Document, or any of the transactions contemplated hereby. None of the Litigation identified on Schedule 5.06 would, individually or in the aggregate, if determined adversely, reasonably be expected to have a Material Adverse Effect. Borrower will cause the Litigation with the SummitBridge Parties identified in Schedule 5.06 to be dismissed with prejudice in accordance with the Settlement Agreement immediately following the consummation of the Settlement Transaction.

         5.07 No Default. Neither Borrower nor any Subsidiary is in default under or with respect to any Contractual Obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

         5.08 Ownership of Property; Liens. (a) Neither Borrower nor any Subsidiary owns or has agreed to acquire any real property.

         (b) Schedule 5.08 accurately identifies all real property leased or occupied by Borrower or any Subsidiary, and Borrower and each Subsidiary has valid leasehold interests in all such real property.

         (c) The property of Borrower and its Subsidiaries is subject to no Liens, other than Liens permitted by Section 7.01 and the Permitted Encumbrances.

         5.09 Environmental Compliance. To the knowledge of Borrower, there are no violations, nor any claims alleging potential liability or responsibility for violation, of any Environmental Law by Borrower or any of its Subsidiaries that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

         5.10 Insurance. Borrower and its Subsidiaries are in compliance with the Insurance Requirements.

         5.11 Taxes. Since January 1, 2000, Borrower, each Subsidiary, each Scheduled Affiliate and each Person which would reasonably be expected to have tax liabilities for which Borrower, any Subsidiary of Borrower or any Scheduled Affiliate is or may be liable (each, a "Tax Party") have filed, or caused to be filed, in a timely manner all Federal, state and other material tax returns and reports required to be filed, and have paid all Federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable. All information in any such tax returns, reports and declarations is complete and accurate in all material respects. Each Tax Party has paid or caused to be paid all taxes due and payable or claimed due and payable in any assessment received by it, and has collected, deposited and remitted in accordance with all Requirements of Law, all sales and/or use taxes applicable to the conduct of its business, except taxes the validity of which are being contested in good faith by appropriate proceedings diligently pursued and available to the Tax Party and with respect to which adequate reserves have been set aside on its books. To the knowledge of Borrower, there are no Liens on any properties or assets of Borrower, any of its Subsidiaries, or any Scheduled Affiliates imposed or arising as a result of the delinquent payment or the nonpayment of any tax, assessment, fee or other governmental charge. The income tax returns of each Tax Party have been examined and reported upon by the relevant tax authorities, or closed by applicable statutes of limitations, for all fiscal years prior to the year 2000, and no Tax Party has given or consented to any waiver of the statute of limitations with respect to its tax liabilities for any year. Except as reflected in the financial statements provided to Lender, Borrower knows of no transaction or matter which might or could result in additional tax assessments to any Tax Party. There are no applicable Taxes and Other Charges payable by any Tax Party or Lender in connection with the execution and delivery of any Loan Documents by Borrower or any Scheduled Affiliates which have not been paid by the Tax Party.

         5.12 ERISA Compliance.

         (a) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state Laws. Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the best knowledge of Borrower, nothing has occurred which would prevent, or cause the loss of, such qualification. Borrower and each ERISA Affiliate have made all required contributions to each Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.

         (b) There are no pending or, to the best knowledge of Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could be reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

         (c) (i) No ERISA Event has occurred or is reasonably expected to occur;
(ii) no Pension Plan has any Unfunded Pension Liability; (iii) neither Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) neither Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA.

         5.13 Borrower Information; Subsidiaries, Etc.; Scheduled Affiliates.

         (a) The legal names, federal taxpayer identification numbers, states of formation and mailing addresses, as applicable, for each of the Loan Parties are accurately set forth in the Loan Documents.

         (b) Except as disclosed in part (a) of Schedule 5.13, Borrower has not merged, consolidated, acquired all or substantially all of the assets of any Person or used any other name (whether in connection with the Business or the Collateral or for other business, obtaining credit or financing or otherwise) in the last six years. NRI has no Subsidiaries other than those specifically disclosed in part (b) of Schedule 5.13 and none of such Subsidiaries (other than Pizzaco and N.R. Realty) has any assets. Neither Pizzaco nor N.R. Realty has any Subsidiaries. Borrower has no equity investments in any other Person other than those specifically disclosed in part (c) of Schedule 5.13.

         (c) Part (d) of Schedule 5.13 contains a complete and accurate list of all Affiliates of Borrower who have executed and delivered any Loan Document (each, a "Scheduled Affiliate").

         5.14 Purpose of Loan; Margin Regulations; Investment Company Act; Public Utility Holding Company Act.

         (a) Borrower does not intend to use all or any portion of the Loan to purchase or carry any securities (except pursuant to the Settlement Agreement), including, without limitation, Margin Stock. None of the proceeds of the Loan will be used, directly or indirectly, for the purposes of reducing or retiring any indebtedness which was originally incurred to purchase or carry any Margin Stock or other security or for any other purpose which might cause the Loan to be considered a "purpose credit" within the meaning of Regulations U, T or X of the Board of Governors of the Federal Reserve System, as amended. Borrower intends to and agrees to use the proceeds of each Loan solely for the lawful, proper business or commercial purposes set forth in its application for the Loan and any disbursement direction letter furnished by Borrower to Lender in connection with the Loan.

         (b) Borrower is not engaged, principally or as one of its important activities, in the business of purchasing or carrying Margin Stock, or extending credit for the purpose of purchasing or carrying Margin Stock.

         (c) Neither Borrower, any Person Controlling Borrower, nor any Subsidiary (i) is a "holding company," or a "subsidiary company" of a "holding company," or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company," within the meaning of the Public Utility Holding Company Act of 1935, or (ii) is or is required to be registered as an "investment company" under the Investment Company Act of 1940.

         5.15 Disclosure. Borrower has disclosed to Lender all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. No report, financial statement, certificate or other information furnished (whether in writing or orally) by or on behalf of any Loan Party to Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

         5.16 Compliance with Laws. Borrower and each Subsidiary is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to its business or properties or the Transactions.

         5.17 Business and Location. NRI and Pizzaco, each under its legal name, is engaged in the Business or portions thereof and N.R. Realty, in its legal name, is engaged in activities related to the Business. Schedule 5.17 contains a complete and accurate list of businesses, if any, conducted by Borrower other than the Business. All Collateral, including all writings relating thereto and records thereof, books of record or account, employees, business, offices and operations are located at, and all operation with respect there to are conducted out of, the related Properties or Borrower's chief executive office. Borrower's chief executive office address is One Virginia Avenue, Suite 800, Indianapolis, IN 46204.

         5.18 Transactions with Affiliates. Except as set forth on Schedule 5.18, Borrower is not currently a party to any transaction of any kind with any Affiliate of Borrower. Each of the transactions listed on Schedule 5.18 was entered into in the ordinary course of Borrower's business, pursuant to written agreements and on fair and reasonable terms substantially as favorable to

Borrower as were obtainable by Borrower at the time in a comparable arm's length transaction with a Person other than an Affiliate.

         5.19 Financing Statements; Perfected Security Interest. The execution and delivery of this Agreement and the Grant hereunder creates a valid Lien in the Collateral and the Proceeds thereof which has attached and is enforceable. The Filing Office(s) are the only office(s) where financing statements are required to be filed in order to perfect such security interest in all Filing Collateral. The Lien of Lender in all Filing Collateral is a first priority perfected security interest. Upon delivery into Lender's possession of Collateral other than Filing Collateral, the Lien therein of Lender will be a first priority perfected security interest.

         5.20 Operating Experience. Both of the Control Persons are actively involved in the Business, and the Control Persons have, in the case of Paul W. Mobley, not less than 30 years, and, in the case of A. Scott Mobley, not less than 17 years of experience operating the Business.

         5.21 Title; Sufficiency; No Liens. Borrower has good and marketable title to the Collateral free of all Liens (other than the Liens granted to Lender hereunder and Liens permitted under Section 7.01) and such Collateral is sufficient to enable Borrower to operate the Business at each Property, in each case in accordance with the applicable Principal Agreements. Except for the filings reflected on the UCC searches obtained by Lender together with this Agreement ("Current Filings"), there is no financing statement (or similar statement, agreement, pledge, deed to secure debt, deed of trust, mortgage, notice or registration), Lien, or Judgment filed with, registered, indexed or recorded in any Governmental Authority (or intended so to be), directly or indirectly, identifying or encumbering or covering or involving any Collateral or any Principal Agreement or which could have a Material Adverse Effect. Borrower shall take all actions necessary to terminate all Current Filings prior to or concurrently with the funding of the Loan, except that the financing statements identified in Schedule 7.01 shall not be required to be terminated.

         5.22 No Further Disposition. Other than with respect to the Lien granted herein to Lender and, to the extent of the Permitted Encumbrances and Liens permitted under Section 7.01, Borrower has not entered into any agreement or understanding or taken, permitted or suffered to exist any action (including the filing of a financing statement, agreement, pledge, deed to secure debt, deed of trust or mortgage, notice or registration) or event (whether by operation of law or otherwise) for the purpose of, or that may have the effect of, directly or indirectly, Granting or permitting any Lien on or Disposing of any Collateral (including the Principal Agreements), any interest therein or rights pertaining thereto.

         5.23 Principal Agreements. Every Principal Agreement currently in effect is listed on Schedule 5.23 and Borrower has provided Lender with a true, correct and complete copy of each of the same. Borrower is in good standing under, and in compliance with, the Principal Agreements. Borrower has not been, and is not, in Conflict with or under, any of the Principal Agreements. Borrower has no knowledge of any claim of (or basis for any claim of) any such Conflict or of any termination or nonrenewal of any Principal Agreement. Each of the Principal Agreements listed on Schedule 5.23 was entered into in the ordinary course of Borrower's business, pursuant to written agreements and on fair and reasonable terms and, to the extent the same is with an Affiliate, on terms substantially as favorable to Borrower as were obtainable by Borrower at the time in a comparable arm's length transaction with a Person other than an Affiliate.

         5.24 Capitalization; Solvency. Schedule 5.24 accurately identifies (taking into account the consummation of the Transactions) each Person that holds more than five percent (5%) of the Capital Stock of NRI and the amount of Capital Stock it holds. NRI owns one hundred percent (100%) of the Capital Stock of Pizzaco and one hundred percent (100%) of the Capital Stock of N.R. Realty. All of the Capital Stock of NRI has been duly authorized and is fully paid and non-assessable. Borrower (and each Scheduled Affiliate) (a) is solvent after giving effect to the Obligations, the security interests of Lender and the other transactions contemplated hereunder, and (b) is able to pay its debts as they mature and has (and has reason to believe it will continue to have) sufficient capital (and not unreasonably small capital) to carry on its business and all businesses in which it is about to engage. The assets and properties of Borrower (and each Scheduled Affiliate) at a fair valuation and at their present fair salable value are greater than the Indebtedness of Borrower (and each Scheduled Affiliate), and including any subordinated and contingent liabilities computed at the amount which, to the best of Borrower's knowledge, represents an amount which can reasonably be expected to become an actual or matured liability.

         5.25 Intellectual Property; Licenses, Etc. Borrower and its Subsidiaries own, or possess the right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights (collectively, "IP Rights") that are reasonably necessary for the operation of the Business (including, without limitation, those trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights listed on Schedule 5.25), without conflict with the rights of any other Person. To the best knowledge of Borrower, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by Borrower or any Subsidiary infringes upon any rights held by any other Person. No claim or litigation regarding any of the foregoing is pending or, to the best knowledge of Borrower, threatened, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

         5.26 Brokers and Financial Advisors. No brokers or finders were used in connection with the financing contemplated hereby and Borrower hereby agrees to indemnify and hold Lender harmless from and against any and all liabilities, costs and expenses (including reasonable attorney's fees and court costs) suffered or incurred by Lender as a result of or arising out of any of the transactions contemplated hereby. The provisions of this Section shall survive the expiration and termination of this Agreement and the payment of the Obligations.

         5.27 Compliance with OFAC Rules and Regulations. Neither Borrower, any Subsidiary of Borrower or, to Borrower's knowledge, any Affiliate of Borrower
(i) is a Sanctioned Person, (ii) has any assets in Sanctioned Countries, or
(iii) derives any operating income from investments in, or transactions with Sanctioned Persons or Sanctioned Countries. No part of the proceeds of any Borrowing hereunder will be used directly or indirectly to fund any operations in, finance any investments or activities in or make any payments to, a Sanctioned Person or a Sanctioned Country.

         5.28 Foreign Assets Control Regulations, Etc. Neither Borrower nor any of its Subsidiaries is an "enemy" or an "ally of the enemy" within the meaning of Section 2 of the Trading with the Enemy Act of the United States of America (50 U.S.C. App. Sections 1 et seq.), as amended. Neither Borrower nor any or its Subsidiaries is in violation of (a) the Trading with the Enemy Act, as amended,
(b) any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto or (c) the Patriot Act. Borrower
(i) is not a blocked person described in Section 1 of the Anti-Terrorism Order nor (ii) to the best of its knowledge, does not engage in any dealings or transactions, nor is Borrower otherwise associated, with any such blocked person.

         5.29 Compliance with Anti-Money Laundering Rules and Regulations. Neither Borrowers, any Subsidiary of Borrower or, to Borrower's knowledge, any Affiliate of any Borrower (i) is a foreign shell bank; (ii) is a person or entity resident in or whose business is conducted in a jurisdiction identified as non-cooperative by the Financial Action Task Force; or (iii) is a senior foreign political figure, an immediate family member of a senior foreign political figure or a close associate of a senior foreign political figure (as such terms are defined in the Patriot Act and implementing regulations). Borrower further represents that Loan proceeds will not be used to support activities that contravene federal, state or international anti-money laundering laws and regulations.

                                  ARTICLE VI.
                              AFFIRMATIVE COVENANTS

         So long as the Loan or other Obligations are outstanding, Borrower shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02 and 6.03) cause each Subsidiary to:

         6.01 Financial Statements. Deliver to Lender, in form and detail satisfactory to Lender:

         (a) as soon as practicable, but in any event not later than ninety (90) days after the end of each fiscal year of Borrower, the consolidated balance sheet of Borrower and its Subsidiaries as of the end of such year, and the related consolidated statement of income and consolidated statement of cash flow for such year, each setting forth in comparative form the figures for the previous fiscal year and all such consolidated statements to be in reasonable detail, prepared in accordance with GAAP consistently applied, and certified, without qualification and without an expression of uncertainty as to the ability of Borrower or any of its Subsidiaries to continue as going concerns, by Larry
E. Nunn & Associates, LLC or by other independent certified public accountants selected by Borrower and reasonably satisfactory to Lender, together with a written statement from such accountants to the effect that they have read a copy of this Agreement, and that, in making the examination necessary to said certification, they have obtained no knowledge of any Default or Event of Default, or, if such accountants shall have obtained knowledge of any then existing Default or Event of Default they shall disclose in such statement any such Default or Event of Default, provided that such accountants shall not be liable to Lender for failure to obtain knowledge of any Default or Event of Default;

         (b) as soon as practicable, but in any event not later than forty-five
(45) days after the end of each of quarter of each fiscal year of Borrower, copies of the unaudited consolidated balance sheet of Borrower and its Subsidiaries as of the end of such quarter, and the related consolidated statement of income and consolidated statement of cash flow for such fiscal quarter and the portion of Borrower's fiscal year then elapsed, setting forth in each case in comparative form the figures for the corresponding period or periods of the previous fiscal year and the comparisons to projections for such period, all in reasonable detail and prepared in accordance with GAAP consistently applied (subject to year-end adjustments and absence of footnote information required by GAAP consistently applied), together with a certification by the principal financial or accounting officer of Borrower that the information contained in such financial statements fairly presents in all material respects the financial position of Borrower and its Subsidiaries on the date thereof (subject to year-end adjustments and absence of footnote information required by GAAP consistently applied);

         (c) as soon as practicable, but in any event within twenty-eight (28) days after the end of each calendar month, (i) a statement identifying, by the name of the franchisee and location, each Franchised Unit that has opened (i.e., commenced selling products under one or more Brands) or closed (i.e., ceased selling products under one or more Brands) during such month and (ii) a statement of Borrower's revenues for such month, which statements shall be certified as true, accurate and complete by the principal financial or accounting officer of Borrower;

         (d) simultaneously with the delivery of the financial statements referred to in subsections (a) and (b) above, a Compliance Certificate certified by the principal financial or accounting officer of Borrower and setting forth in reasonable detail computations evidencing compliance with the covenants contained in Article XIII and (if applicable) reconciliations to reflect changes in GAAP since the Balance Sheet Date;

         (e) whether or not required by the rules and regulations of the SEC, within the time periods specified in the rules and regulations of the SEC:

                  (i) all quarterly and annual reports that would be required to be filed with the SEC on Forms 10-Q and l0-K if NRI were required to file such reports; and

                  (ii) all current reports that would be required to be filed with the SEC on Form 8-K if NRI were required to file such reports.

         All such reports will be prepared in all material respects in accordance with all of the rules and regulations applicable to such reports. Each annual report on Form 10-K will include a report on NRI's consolidated financial statements by NRI's independent certified accountants. In addition, NRI will file a copy of each of the reports referred to in clauses (i) and (ii) above with the SEC for public availability within the time periods specified in the rules and regulations applicable to such reports (unless the SEC will not accept such a filing) and will post the reports on its website within those time periods. If, at any time, NRI is no longer subject to the periodic reporting requirements of the Exchange Act for any reason, NRI will nevertheless continue filing the reports specified in this paragraph (e) with the SEC within the time periods specified above (unless the SEC will not accept such a filing) and will not take any action for the purpose of causing the SEC not to accept such filings. If, notwithstanding the foregoing, the SEC will not accept NRI's filings for any reason, NRI will post the reports referred to in the preceding paragraphs on its website within the time periods that would apply if NRI were required to file those reports with the SEC;

         (f) contemporaneously with the filing or mailing thereof, copies of all material of a financial nature furnished to the holders of direct or indirect equity interests in Borrower or filed with the SEC;

         (g) prior to the beginning of each fiscal year of Borrower and, if a Default or Event of Default shall have occurred and be continuing, from time to time upon the request of Lender, projections and budgets of Borrower and its Subsidiaries organized for the next fiscal year on a quarter-by-quarter basis updating those projections delivered to Lender prior to the date hereof and/or, if applicable, updating any later such projections delivered in response to a request pursuant to this Section 6.01(g);

         (h) promptly following receipt by Borrower, complete copies of any communications that are or may be materially adverse to Borrower, its Business, any Property or the Collateral; and

         (i) from time to time such other financial data and information (including accountants, management letters) as Lender may reasonably request.

         6.02 Certificates; Other Information. Deliver to Lender, in form and detail satisfactory to Lender:

         (a) concurrently with the delivery of the financial statements referred to in Section 6.01(a), a certificate of its independent certified public accountants certifying such financial statements and stating that in making the examination necessary therefor no knowledge was obtained of any Default or Event of Default or, if any such Default or Event of Default shall exist, stating the nature and status of such event;

         (b) promptly after any request by Lender, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors), members or managers of Borrower by independent accountants in connection with the accounts or books of Borrower or any Subsidiary, or any audit of any of them;

         (c) without limitation of the provisions of Sections 6.01(e) and (f), promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the members or other direct or indirect equityholders of Borrower, and copies of all annual, regular, periodic and special reports and registration statements which Borrower may file or be required to file with the SEC under Section 13 or 15(d) of the Exchange Act, and not otherwise required to be delivered to Lender pursuant hereto;

         (d) promptly after Borrower has notified Lender of any intention by Borrower to treat the Loan and related transactions as being a "reportable transaction" (within the meaning of Treasury Regulation Section 1.6011-4), a duly completed copy of IRS Form 8886 or any successor form; and

         (e) promptly, such additional information regarding the business, financial or corporate affairs of Borrower, any Subsidiary or any Scheduled Affiliate, or compliance with the terms of the Loan Documents, as Lender may from time to time reasonably request.

         Borrower shall furnish or cause to be furnished to Lender such budgets, forecasts, projections and other information respecting the Collateral and the business of Borrower, as Lender may, from time to time, reasonably request. Lender is hereby authorized to deliver, from time to time, a copy of any financial statement or any other information relating to the business of Borrower to any Person to the extent provided for in Section 14.08. Borrower hereby irrevocably authorizes and directs all accountants or auditors to deliver to Lender upon Lender's request, at Borrower's expense, copies of the financial statements of Borrower and any reports or management letters prepared by such accountants or auditors on behalf of Borrower and to disclose to Lender such information as they may have regarding the business of Borrower. Any documents, schedules, invoices or other papers delivered to Lender may (but shall not be required to) be destroyed or otherwise disposed of by Lender at any time after the same are delivered to Lender, except as otherwise designated by Borrower to Lender in writing.

         6.03 Notices. Promptly notify Lender after any officer of Borrower has knowledge thereof:

         (a) of the occurrence of any Default or Event of Default;

         (b) of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including (i) breach or non-performance of, or any default under, a Contractual Obligation of Borrower or any Subsidiary;
(ii) any dispute, litigation, investigation, proceeding or suspension between Borrower or any Subsidiary and any Governmental Authority; (iii) the commencement of, or any material development in, any litigation or proceeding affecting Borrower or any Subsidiary, including pursuant to any applicable Environmental Laws; or (iv) any material loss, damage, or Litigation relating to the Business, the Collateral, any Scheduled Affiliate or any other property which is security for the Obligations;

         (c) of the occurrence of any ERISA Event; and

         (d) of any material change in accounting policies or financial reporting practices by Borrower or any Subsidiary.

         Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer of Borrower setting forth details of the occurrence referred to therein and stating what action Borrower has taken and proposes to take with respect thereto. Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

         6.04 Payment of Obligations. Pay and discharge as the same shall become due and payable, all its obligations and liabilities, including (a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP consistently applied are being maintained by Borrower or any Subsidiary; (b) all lawful claims which, if unpaid, would by law become a Lien upon Borrower's or any Subsidiary's property; and (c) all Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness.

         6.05 Preservation of Existence, Etc. (a) Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization; (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises which are material to the business of Borrower; and (c) preserve or renew all of its registered IP Rights which are material to the business of Borrower.

         6.06 Maintenance of Properties. (a) Maintain, preserve and protect the Properties, the Collateral and all of its other material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted; (b) make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) use the standard of care typical in the industry in the operation and maintenance of its facilities.

         6.07 Maintenance of Insurance. At Borrower's sole cost and expense, (a) maintain with Approved Providers insurance policies satisfying the Insurance Requirements set forth on Schedule 6.07; (b) timely pay all premiums, fees and charges required in connection with all of its insurance policies and otherwise continue to maintain such policies in full force and effect; (c) promptly deliver the insurance policies, certificates (and renewals) thereof or other evidence of compliance herewith to Lender; and (d) promptly notify Lender of any loss covered by or claim under or notice made in connection with any such insurance policies.

         6.08 Compliance with Laws. Comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property or the Transactions.

         6.09 Books and Records. (a) Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of Borrower or such Subsidiary, as the case may be; and (b) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over Borrower or such Subsidiary, as the case may be.

         6.10 Inspection Rights. Permit representatives and independent contractors of Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the reasonable expense of Borrower and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to Borrower; provided, however, that when an Event of Default exists Lender (or any of it representatives or independent contractors) may do any of the foregoing at the expense of Borrower at any time during normal business hours and without advance notice.

         6.11 Conduct of Business. Continue to engage only in the Business engaged in by Borrower on the Closing Date, and in businesses and activities reasonably related thereto.

         6.12 Principal Agreements. Comply in all material respects with its obligations under, and enforce in a commercially reasonable manner, all Principal Agreements.

         6.13 Capitalization; Solvency.

         (a) Continue to be solvent after giving effect to the Obligations, the security interests of Lender, and the other transactions contemplated hereunder.

         (b) Continue to pay its debts as they mature and continue to have sufficient capital (and not unreasonably small capital) to carry on its business and all businesses in which it is about to engage.

         6.14 Banks and Payments.

         (a) Cause all Collateral Revenues and Proceeds to be deposited in the account(s) with the bank(s) listed on Schedule 6.14 and Borrower shall pay, and hereby authorizes Lender to cause to be paid, all Obligations as and when due from all amounts in any bank required to be listed on Schedule 6.14. Borrower shall enter into such control agreements or other similar agreements between each such bank, Borrower and Lender, as Lender shall deem necessary in its Sole Discretion, in form and substance reasonably acceptable to Lender, providing for such bank's agreement to disburse any such amounts in accordance with the instruction of Lender without the further consent of, or notice to, Borrower, which instructions shall be delivered by Lender only upon or after the occurrence of an Event of Default (whether or not the same shall be continuing). Borrower hereby appoints Lender as its attorney-in-fact for the purpose of executing such agreement(s) on behalf of Borrower. Borrower shall cause the control agreement with JPMorgan Chase Bank, N.A. to be fully executed and delivered by Borrower and such bank within thirty (30) days of the Closing Date. Borrower may also maintain an account with the Bank of Indianapolis, as an accommodation to its franchisees, for the sole purpose of deposit of funds from or on behalf of franchisees that are paid to equipment vendors of such franchisees, which account shall at no time have a balance in excess of $250,000, and no control agreement shall be required with respect to such account.

         (b) Direct (and Borrower does hereby direct) any and all transferors, distributors or payors (including insurance companies with whom Borrower maintains insurance), upon receipt of notice from Lender to make payment of all Collateral Revenues and Proceeds directly to Lender and authorizes Lender, in its Sole Discretion, to hold the same in its possession as Collateral, to apply the same to repayment of the Obligations, to deposit the same into any of the accounts with the banks listed on Schedule 6.14, or, to apply the same toward replacement of the Collateral. Lender shall deliver such a notice only upon or after the occurrence of an Event of Default (whether or not the same shall be continuing). All Collateral Revenues and Proceeds whether received by Lender, or by Borrower, or by any other Person will be included in the Collateral subject to the security interest granted to Lender hereunder. Borrower shall (i) identify, earmark, segregate and keep separate all Collateral Revenues and Proceeds received by it, (ii) upon Lender's request, promptly account to Lender, for all Collateral Revenues and Proceeds, (iii) hold all Collateral Revenues and

Proceeds received by Borrower in trust for the benefit of Lender and shall promptly (and in any event not later than the fifth day after receipt) deliver (or cause to be delivered) the same to Lender and into its possession in the form received by Borrower and at a time and in a manner satisfactory to Lender.

         6.15 Equipment.

         (a) On or after an Event of Default, at Borrower's expense, at any time or times as Lender may request, deliver or cause to be delivered to Lender written reports or appraisals as to the Equipment in form, scope and methodology acceptable to Lender in good faith and by an appraiser reasonably acceptable to Lender;

         (b) Keep the Equipment in good order, repair, running and marketable condition (ordinary wear and tear excepted);

         (c) Use the Equipment with all reasonable care and caution and in accordance with applicable standards of any insurance and in conformity with all Contractual Obligations, Requirements of Law and Consents and Other Action;

         (d) Use the Equipment only in the Business and not for personal, family, household or farming use;

         (e) Not remove any Equipment from any Property or other locations set forth or permitted herein, except to the extent necessary to have any Equipment repaired or maintained or replaced with Equipment of equal value or better quality and free of any Liens (other than Permitted Liens) in the ordinary course of the business of Borrower, unless such Equipment is removed in the ordinary course of business or the replacement of Equipment that Borrower reasonably determines to be obsolete or outdated for use in the Business and is replaced with other collateral of at least equal value to the Collateral released; and

         (f) Assume (and Borrower does hereby assume) all responsibility and liability arising from Borrower's use of the Equipment.

         6.16 Escrows. Upon or after the occurrence of an Event of Default hereunder or under the other Loan Documents (whether or not the same shall be continuing), Borrower shall upon written notice from Lender deposit in escrow with Lender from time to time, amounts sufficient, in Lender's Sole Discretion, to pay as the same come due, all taxes, insurance, rentals, and any capital expenditures required to be expended in connection with the Properties by Borrower during the term of the Loan.

         6.17 Taxes. Continue (and cause each Tax Party to continue) to file in a timely manner all Federal, state and other material tax returns and reports required to be filed, and to continue (and cause each Tax Party to continue) to pay, all Federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except for taxes contested in good faith and with respect to which adequate reserves have been set aside on its books. All information in such tax returns, reports and declarations will be complete and accurate in all material respects.

         6.18 Rate Protection Agreement. Maintain, commencing as of a date not later than thirty (30) days after the Closing Date and thereafter until the fourth (4th) anniversary of the Closing Date, the continuous existence and effectiveness of interest rate swap, cap, collar or similar arrangements designed to protect Borrower against fluctuations in interest rates with respect to a notional amount equal to at least 50% of the Outstanding Balance of the Loan, on terms and conditions satisfactory to Lender in its Sole Discretion.

         6.19 Exchange Transaction. Within five (5) Business Days of the Closing Date, (a) deliver or cause to be delivered to each owner of the Preferred Shares (as defined in the Exchange Agreements) or its agent the stock certificates evidencing ownership of such Preferred Shares and the New Warrants (as defined in the Exchange Agreements) and (b) furnish to Lender satisfactory evidence of such delivery.

         6.20 Additional Covenants.

         (a) Maintain books and records and bank accounts separate from those of any other Person;

         (b) Maintain its assets in such a manner that it is not costly or difficult to segregate, identify or ascertain such assets;

         (c) Hold regular meetings, or take actions by written consent, of its members, stockholders, managers and board of directors, as appropriate, to conduct the business of Borrower, and observe all other corporate or company formalities;

         (d) Hold itself out to creditors and the public as a legal entity separate and distinct from any other Person;

         (e) Prepare separate tax returns and financial statements, or if part of a consolidated group, then it will be shown as a separate member of such group;

         (f) Allocate and charge fairly and reasonably any common employee or overhead shared with Affiliates;

         (g) Conduct any business in its own name, and use separate stationery, invoices and checks;

         (h) Not commingle its assets or funds with those of any other person or entity; and

         (i) Correct any known misunderstanding as to its separate identity.

                                  ARTICLE VII.
                               NEGATIVE COVENANTS

         So long as the Loan or other Obligations are outstanding, Borrower shall not, and Borrower shall not permit any Subsidiary to, directly or indirectly:

         7.01 Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:

         (a) Liens pursuant to any Loan Document;

         (b) Liens existing on the date hereof and listed on Schedule 7.01, provided that the property covered thereby is not increased;

         (c) Liens for taxes not yet due or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP consistently applied;

         (d) carriers', warehousemen's, mechanics', materialmen's, repairmen's or other like Liens arising in the ordinary course of business which are for sums not overdue for a period of more than 30 days or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person;

         (e) pledges or deposits in the ordinary course of business in connection with workers' compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;

         (f) deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety bonds (other than bonds related to judgments or litigation), performance bonds and other obligations of a like nature incurred in the ordinary course of business;

         (g) easements, rights-of-way, restrictions and other similar encumbrances affecting real property which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person; and

         (h) purchase money Liens not to exceed $200,000 in the aggregate at any time.

         7.02 Investments. Make any Investments, except:

         (a) Investments held by Borrower or a Subsidiary in the form of cash equivalents;

         (b) Investments of Borrower in any wholly-owned Subsidiary;

         (c) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

         (d) Loans or advances in the usual and ordinary course of business to officers and employees of Borrower or a Subsidiary for business expenses in the aggregate principal amount of not more than $50,000 at any time outstanding; and

         (e) Investments identified in Schedule 5.13.

provided, however, that the foregoing Investments shall not be permitted if and to the extent that they are otherwise prohibited pursuant to any other provision of this Agreement or any other Loan Document.

         7.03 Indebtedness. Create, incur, assume, increase, become liable on or suffer to exist any Indebtedness other than Indebtedness listed on Schedule 7.03; provided, however, that notwithstanding the foregoing, nothing contained in this Section 7.03 shall permit Borrower or any Subsidiary to create, incur, assume, increase, become liable on or suffer to exist any Indebtedness (whether or not listed on Schedule 7.03) to the extent that Borrower's or such Subsidiary's ability to do so is otherwise prohibited by any other provision of this Agreement or any other Loan Document.

         7.04 Fundamental Changes; Subsidiaries. (a) Change its name, federal taxpayer identification number or state of formation, nor assume a different name, nor conduct its business or affairs under any other name without providing Lender at least sixty (60) days' prior written notice thereof.

         (b) Merge, dissolve, liquidate, consolidate with or into another Person, change its structure (whether by equity sale, issuance, purchase or otherwise), change its use of any item of any Property or any Collateral during the term hereof, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person.

         (c) Have any Subsidiaries other than those specifically disclosed in part (b) of Schedule 5.13 or have any equity investments in any other Person other than those specifically disclosed in part (c) of Schedule 5.13.

         (d) Cause or permit any Subsidiary of NRI (other than Pizzaco and N.R. Realty) to own any assets.

         7.05 Dispositions. Make any Disposition of any Collateral or any other property or assets of Borrower or any Subsidiary or enter into any agreement to make any Disposition of any of the same, except:

         (a) Dispositions of obsolete or worn out property, whether now owned or hereafter acquired, in the ordinary course of business;

         (b) Dispositions of inventory in the ordinary course of business; and

         (c) Dispositions of equipment to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement property;

provided, however, that any Disposition pursuant to clauses (a) through (c) shall be for fair market value.

         7.06 Restricted Payments. Directly or indirectly, declare, or pay or make any Restricted Payment, or set aside or otherwise deposit or invest any sums for such purpose, or agree to do any of the foregoing; provided, however, that (a) any Subsidiary of NRI may make Restricted Payments to NRI and (b) as long as no Event of Default has occurred that is continuing, NRI may pay dividends to the holders of its preferred stock in accordance with the terms thereof.

         7.07 Change in Nature of Business. Engage in any material line of business substantially different from those lines of business conducted by Borrower and its Subsidiaries on the date hereof or any business substantially related or incidental thereto.

         7.08 Transactions with Affiliates.

         (a) Enter into any transaction of any kind with any Affiliate of Borrower, except in the ordinary course of business, pursuant to written agreements and on fair and reasonable terms substantially as favorable to Borrower or such Subsidiary as would be obtainable by Borrower or such Subsidiary at the time in a comparable arm's length transaction with a Person other than an Affiliate.

         (b) Pay any management or similar fees to any Affiliate of Borrower (except for reasonable director fees).

         7.09 Burdensome Agreements. Enter into any Contractual Obligation (other than this Agreement or any other Loan Document) that limits the ability
(a) of any Subsidiary to make Restricted Payments to Borrower or to otherwise transfer property to Borrower, (b) of any Subsidiary to Guarantee the Indebtedness of Borrower or (c) of Borrower or any Subsidiary to create, incur, assume or suffer to exist Liens on property of such Person.

         7.10 Use of Proceeds.

         (a) Use the proceeds of the Loan, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry any securities (other than pursuant to the Settlement Agreement), including Margin Stock or to extend credit to others for the purpose of purchasing or carrying Margin Stock or to refund indebtedness originally incurred for such purpose.

         (b) Use the proceeds of the Loan, directly or indirectly, for the purposes of reducing or retiring any indebtedness which was originally incurred to purchase or carry any Margin Stock or other security or for any other purpose which might cause any Loan to be considered a "purpose credit" within the meaning of Regulations U, T or X of the Board of Governors of the Federal Reserve System, as amended.

         (c) Use the proceeds of the Loan for any purpose other than for the lawful, proper business or commercial purposes set forth in its application for the Loan and any disbursement direction letter furnished by Borrower to Lender in connection with the Loan.

         (d) Engage, principally or as one of their important activities, in the business of purchasing or carrying Margin Stock, or extending credit for the purpose of purchasing or carrying Margin Stock.

         7.11 Real Property. Acquire any real property or any interest in real property (other than pursuant to a Lease of the Properties identified in Schedule 5.08 or otherwise approved by Lender) for any purpose.

         7.12 Principal Agreements.

         (a) Terminate, fail to renew, or be in Conflict with or under any of the Principal Agreements.

         (b) Amend, modify, restate, substitute or replace any Principal Agreement or any term or provision thereof (or consent thereto) without the consent of Lender except (i) in the ordinary course of business, (ii) without shortening the term or affecting any renewal option, and (iii) without increasing any payment obligations thereunder.

                                 ARTICLE VIII.
                            SECURITY FOR OBLIGATIONS

         8.01 Grant of Security in the Collateral. To secure the payment and performance in full of all of the Obligations, Borrower hereby Grants to Lender a continuing security interest and Lien on and with respect to any and all right, title and interest of Borrower in and to the Collateral (including the Principal Agreements but only as provided in the next sentence below), whether now owned and existing or hereafter acquired or arising; all additions and accessions thereto, substitutions therefor and replacements and improvements of or to any or all of the foregoing; and all products and Proceeds of the foregoing. In the event and to the extent that Borrower now or hereafter may Grant a security interest in or other Lien on its rights under any Principal Agreement without Conflicting with such Principal Agreement, either because the terms of such Principal Agreement do not restrict such Grant, or each of the other parties thereto have consented to such Grant or applicable Law permits such Grant, or for any other reason, then Borrower hereby Grants to Lender such Lien in such Principal Agreements, whether now owned or hereafter acquired, and all Proceeds thereof. Borrower hereby authorizes Lender to file the Financing Statements in the Filing Offices or in such other locations as Lender may now or hereafter deem appropriate in its Sole Discretion.

                                   ARTICLE IX.
            SPECIAL PROVISIONS CONCERNING RIGHTS AND DUTIES WHILE IN
                            POSSESSION OF COLLATERAL

         9.01 Borrower's Possession. Upon and during the continuation of an Event of Default, to the extent the same shall, from time to time, be in Borrower's possession, Borrower will hold the Collateral and all writings evidencing or relating to the Collateral in trust for Lender and, upon request or as otherwise provided herein, promptly deliver the same to Lender, in the form received and at a time and in a manner satisfactory to Lender. With respect to the Collateral in Borrower's possession Borrower shall at Lender's request take such action as Lender in its Sole Discretion deems necessary or desirable to create, perfect and protect the security interest of Lender in any of the Collateral and to preserve or enhance the value thereof.

         9.02 Lender's Possession. With respect to all of the Collateral (and all other security for the Obligations) delivered or transferred to, or otherwise in the custody or control of (including any items in transit to or set apart for) Lender or any of its agents, associates or correspondents, for the benefit of Lender, in accordance with this Agreement, Borrower agrees that (a) such Collateral (and other security) will be and be deemed to be in the sole possession of Lender; (b) Borrower has no right to withdraw or substitute any such Collateral (or other security); (c) Borrower shall not take or permit any action, or exercise any voting and other rights, powers and privileges in respect of the Collateral (or other security) inconsistent with Lender's interest therein and sole possession thereof; and (d) Lender may in it its Sole Discretion and without notice, without obligation or liability except to account for property actually received by it, and without affecting or discharging the Obligations, (1) further transfer and segregate the Collateral (or other security) in its possession; (2) receive Collateral Revenues or Proceeds and hold the same as a part of the Collateral (or other security) and/or apply the same as hereinafter provided; and (3) exchange any of the Collateral (or other security) for other property upon reorganization, recapitalization or other readjustment. Following the occurrence and during the continuation of an Event of Default, Lender is authorized (i) to exercise or cause its nominee to exercise all or any rights, powers and privileges (including to vote) on or with respect to the Collateral (and other security) with the same force and effect as an absolute owner thereof; (ii) whether any of the Obligations be due, in its name or in Borrower's name or otherwise, to demand, sue for, collect or receive any money or property at any time payable or receivable on account of or in exchange for, or make any compromise or settlement Lender deems desirable with respect to, any of the Collateral (or other security); and (iii) to extend the time of payment, arrange for payment in installments, or otherwise modify the terms of, or release, any of the Collateral (or other security). Notwithstanding the rights accorded Lender with respect to the Collateral (or other security) and except to the extent provided below or required by the UCC or other applicable Law (which requirement cannot be modified, waived or excused), Lender's sole duty with respect to any Collateral (or other security) in its possession (with respect to custody, preservation, safekeeping or otherwise and whether under Section 9-207 of the UCC or otherwise) will be to deal with it in the same manner that such party deals with similar property owned and possessed by it. Without limiting the foregoing, Lender, and any of its officers, directors, members, partners, trustees, owners, debt holders, employees, representatives, agents and designees, except as otherwise required by applicable Law (I) will have no duty with respect to the Collateral (or other security) or the rights granted hereunder; (II) will not be required to sell, invest, substitute, replace or otherwise dispose of the Collateral (or other security); (III) will not be required to take any steps necessary to preserve any rights against prior parties to any of the Collateral (or other security);
(IV) will not be liable for (or deemed to have made an election of or exercised any right or remedy on account of) any delay or failure to demand, collect or realize upon any of the Collateral (or other security); and (V) will have no obligation or liability in connection with the Collateral (or other security) or arising under this Agreement. Borrower agrees that such standard of care is reasonable and appropriate under the circumstances.

                                   ARTICLE X.
                         EVENTS OF DEFAULT AND REMEDIES

         10.01 Events of Default. Any of the following shall constitute an Event of Default:

         (a) Non-Payment. Borrower, any Scheduled Affiliate or any other Loan Party fails to pay (i) when and as required to be paid herein, any amount of principal or interest of the Loan, or (ii) within three days after the same becomes due, any fee or other amount due hereunder or under any other Loan Document; or

         (b) Disclaimer. Borrower, any Scheduled Affiliate or any other Loan Party disclaims liability under, or enforceability of, any Loan Document; or

         (c) Specific Covenants. Borrower fails to perform or observe any term, covenant or agreement contained in any of Section 6.01, 6.02, 6.03, 6.05, 6.10, 6.14, Article VII or Article XIII, unless, in the case of nonperformance or nonobservance of Section 13.01, Borrower shall make the payment provided for in
Section 2.03(c) at the time and in the amount required thereunder; or

         (d) Other Defaults. Borrower, any Scheduled Affiliate or any other Loan Party fails to perform or observe any other covenant or agreement (not specified in subsection (a), (b) or (c) above) contained in any Loan Document on its part to be performed or observed and such failure continues for thirty (30) days; or

         (e) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of Borrower, any Scheduled Affiliate or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading when made or deemed made; or

         (f) Insolvency Proceedings, Etc. Borrower, any Scheduled Affiliate, any other Loan Party or any of their respective Subsidiaries institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for sixty (60) calendar days, or an order for relief is entered in any such proceeding; or

         (g) Inability to Pay Debts; Attachment. (i) Borrower, any Scheduled Affiliate or any other Loan Party or any of their respective Subsidiaries becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within thirty (30) days after its issue or levy; or

         (h) Judgments. There is entered against Borrower or any Subsidiary (i) a final judgment or order for the payment of money in an aggregate amount exceeding $25,000 (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage), or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of thirty (30) consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

         (i) ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of Borrower under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of $25,000, or
(ii) Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of $25,000; or

         (j) Invalidity of Loan Documents. Any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party or any other Person contests in any manner the validity or enforceability of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document; or

         (k) Change of Control. There occurs any Change of Control; or

         (l) Dissolution, Etc. of Borrower and Other Liable Parties. Borrower, any Scheduled Affiliate or any other Loan Party or any partnership or limited liability company in which Borrower or any Subsidiary is a partner or member (each hereinafter called an "other liable party") shall dissolve, merge or consolidate, suspend the transaction of business, attempt to terminate, revoke or disclaim any obligation to Lender (except strictly in accordance with its terms), or incur any material adverse change in its financial condition or prospects; or if Borrower or any other liable party shall be expelled from or suspended by any stock or securities exchange or other exchange; or if Borrower or any other liable party shall take any action to effect, or which indicates its acquiescence in, any of the foregoing.

         10.02 Remedies Upon Event of Default. If any Event of Default occurs and is continuing, Lender may take any or all of the following actions:

         (a) declare the Commitment to be terminated, whereupon such commitments and obligation shall be terminated;

         (b) declare the outstanding principal amount of the Loan, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by Borrower;

         (c) exercise all rights and remedies available to it under the Loan Documents or applicable law, which shall include, without limitation, the rights, powers and remedies (i) granted to secured parties under the UCC or other applicable Uniform Commercial Code; (ii) granted to Lender under any other applicable Law; and (iii) granted to Lender under this Agreement, the Notes or any other Loan Document or any other agreement between Borrower and Lender;

         (d) without Borrower's assent, without advertisements or notices of any kind (except for the notice specified in Section 10.04 below regarding notice required in connection with a public or private sale), or demand of performance or other demand, or obligation or liability (except to account for amounts actually received) to or upon Borrower or any other Person (all such advertisements, notices and demands, obligation and liabilities, if any, hereby being expressly waived and discharged to the extent permitted by law), forthwith, directly or through its agents or representatives, (i) disclose such default and other matters (including the name of Borrower) in connection therewith to any Person in Lender's reasonable discretion; (ii) to the extent permitted by applicable Law enter any Property, with or without the assistance of other persons or legal process; (iii) require Borrower to account for (including accounting for any products and Proceeds of any Collateral), segregate, assemble, make available and deliver to Lender, its agents or representatives the Collateral, at any place and time designated by Lender; (iv) take possession of, operate, render unusable, remove from any location, collect, transfer and receive, recover, appropriate, foreclose, extend payment of, adjust, compromise, settle, release any claims included in, and do all other acts or things necessary or, that Lender in their Sole Discretion deem appropriate, to protect, maintain, preserve and realize upon, the Collateral and any products and Proceeds thereof, in whole or in part; (v) exercise all rights, powers and interests with respect to any and all Collateral, and sell, assign, lease, license, pledge, transfer, negotiate (including endorse checks, drafts, orders, or instruments), deliver or otherwise dispose (by contract, option(s) or otherwise) of the Collateral or any part thereof; and (vi) without regard to the sufficiency of the security for repayment of the Obligations and without notice to Borrower, or any showing of insolvency, fraud or mismanagement on the part of Borrower and without the necessity of filing any judicial or other proceeding other than the proceeding for appointment of a receiver, and without regard to the then value of the Collateral, Lender shall be entitled to the ex parte appointment of a receiver or receivers for the protection, control and management of the Collateral. Any such disposition may be in one or more public or private sales, at or upon an exchange, board or system or in the State where any Collateral or any Property is located or elsewhere, at such price, for cash or credit (or for future delivery without credit risk) and upon such other terms and conditions as it deems appropriate, with the right of Lender to the extent permitted by Law upon any such sale or sales, public or private, to purchase the whole or any part of said Collateral, free of any right, claim or equity of redemption of or in Borrower (such rights, claims and equity of redemption, if any, hereby being expressly waived). If any of the Collateral is sold or leased by Lender upon credit terms or for future delivery, the Obligations shall not be reduced as a result thereof until payment therefore is finally collected by Lender. In the event Lender institutes an action to recover any Collateral or seeks recovery of any Collateral by way of prejudgment remedy, Borrower waives the posting of any bond which might otherwise be required. Notwithstanding that Lender, whether in its own behalf and/or on behalf of another or others, may continue to hold the Collateral and regardless of the value thereof, or any delay or failure to dispose thereof, unless and then only to the extent that Lender proposes to retain the Collateral in satisfaction of the Obligations by written notice in accordance with the UCC, Borrower shall be and remain liable for the payment in full of any balance of the Obligations and expenses at any time unpaid. Without limiting the foregoing, upon Borrower's failure to abide by and comply with its obligations under Article VI hereof, in addition to its other rights and remedies, Lender may (but is not required to), in its Sole Discretion and to the extent it deems necessary, advisable or appropriate, take or cause to be taken such actions or things to be done (including the payment or advancement of funds, or requiring advancement of funds to be held by Lender to fund such obligations, including taxes or insurance) as may be required hereby (or necessary or desirable in connection herewith) to correct such failure (including causing the Collateral to be maintained or insurance protection required hereby to be procured and maintained) and any and all costs and expenses incurred (including reasonable attorneys fees and disbursements) in connection therewith shall be included in Borrower's Obligations and shall be immediately due and payable and bear interest at the Default Rate;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to Borrower under the Bankruptcy Code of the United States, the obligation of Lender to make the Loan shall automatically terminate and the outstanding principal amount of the Loan and all interest and other amounts as aforesaid shall automatically become due and payable, in each case without further act of Lender.

All such rights, powers and remedies shall be cumulative and not alternative and enforceable, in Lender's Sole Discretion, alternatively, successively, or concurrently on any one or more occasions, and shall include, without limitation, the right to apply to a court of equity for an injunction to restrain a breach or threatened breach by Borrower of this Agreement or any of the other Loan Documents. Any single or partial exercise of, or forbearance, failure or delay in exercising any right, power or remedy shall not be, nor shall any such single or partial exercise of, or forbearance, failure or delay be deemed to be a limitation, modification or waiver of any right, power or remedy and shall not preclude the further exercise thereof; and every right, power and remedy of Lender shall continue in full force and effect until such right, power and remedy is specifically waived by an instrument in writing executed and delivered with respect to each such waiver by such parties.

         10.03 Application of Funds. After the exercise of remedies provided for in Section 10.02 (or after the Loan has automatically become immediately due and payable as set forth in the proviso to Section 10.02), any amounts received on account of the Obligations shall be applied by Lender in such order as Lender may elect.

         10.04 Required Notice of Sale. In exercising its rights, powers and remedies as secured party, Lender agrees to give Borrower at least ten (10) days' notice of the time and place of any public sale of Collateral or of the time after which any private sale of Collateral may take place, unless the Collateral is perishable or threatens to decline speedily in value or is of a type customarily sold on a recognized market. Borrower agrees that such period and notice is commercially reasonable under the circumstances.

                                  ARTICLE XI.
                  Right to cure; post-Default Power of attorney

         11.01 Right to Cure. Lender may, at its option but without any obligation, after an Event of Default that is continuing cure any default by Borrower under any Contractual Obligation including the Principal Agreements and Leases or pay or bond on appeal any judgment entered against Borrower; discharge taxes or other Liens at any time levied on or existing with respect to the Collateral; and pay any amount, incur any expense or perform any act which, in Lender's judgment, is necessary or appropriate to preserve, protect, insure or maintain the Collateral and the rights of Lender with respect thereto. Lender may add any amounts so expended to the Obligations, such amounts to be repayable by Borrower on demand. Lender shall be under no obligation to effect such cure, payment or bonding and shall not, by doing so, be deemed to have assumed any obligation or liability of Borrower. Any payment made or other action taken by Lender under this Section shall be without prejudice to any right to assert an Event of Default hereunder and to proceed accordingly.

         11.02 Power of Attorney. Borrower hereby irrevocably constitutes and appoints, effective on and after the occurrence of an Event of Default, Lender acting through any officer or agent thereof, with full power of substitution, as Borrower's true and lawful attorney-in-fact with full irrevocable power and authority in Borrower's place and stead and in Borrower's name or in its own name, from time to time in Lender's Discretion, to receive, open and dispose of mail addressed to Borrower, to take any and all action, to do all things, to execute, endorse, deliver and file any and all writings, documents, instruments, notices, statements (including financing statements, and writings to correct any error or ambiguity in any Loan Document), applications and registrations (including registrations and licenses for securities, copyrights, patents, and trademarks), checks, drafts, acceptances, money orders, or other evidence of payment or proceeds, which may be or become necessary or desirable in the Sole Discretion of Lender to accomplish the terms, purposes and intent of, or to fulfill Borrower's obligations under this Agreement and the other Loan Documents, including the right to enter into any control agreements on behalf of Borrower as described in Section 6.14, to appear in and defend any action or proceeding brought with respect to the Collateral or any Property, and to bring any action or proceeding, in the name and on behalf of Borrower, which Lender, in its Sole Discretion, deems necessary or desirable to protect its interest in the Collateral or any Property. This power is coupled with an interest and is irrevocable. THIS POWER DOES NOT AND SHALL NOT BE CONSTRUED TO AUTHORIZE ANY CONFESSION OF JUDGMENT. Borrower hereby releases Lender and its officers, directors, members, partners, trustees, debt holders, employees, representatives, agents and designees from any liabilities arising from any act or acts under this power of attorney and in furtherance thereof, whether of omission or commission, except and only to the extent the same results from the applicable released party's own gross negligence or willful misconduct as determined pursuant to a final non-appealable order of a court of competent jurisdiction.

                                  ARTICLE XII.
                              INTENTIONALLY OMITTED


                                 ARTICLE XIII.
                               FINANCIAL COVENANTS

         Borrower covenants and agrees that, so long as the Loan or any other Obligations are outstanding:

         13.01 Leverage Ratio. As of the end of any fiscal quarter referenced in the table below, the Leverage Ratio for the Reference Period then ended shall not exceed the ratio set forth opposite such fiscal quarter in such table:

------------------------------------------------------------------------------

                     Fiscal Quarter                   Ratio
------------------------------------------------------------------------------
               FQ4 2005 through FQ2 2006            3.10:1.00
------------------------------------------------------------------------------
               FQ3 2006 through FQ2 2007            2.75:1.00
------------------------------------------------------------------------------
               FQ3 2007 through FQ2 2008            2.50:1.00
------------------------------------------------------------------------------
                FQ3 2008 and Thereafter             2.25:1.00
------------------------------------------------------------------------------

         13.02 Consolidated Cash Flow Ratio. As of the end of any fiscal quarter referenced in the table below, the Consolidated Cash Flow Ratio for the Reference Period then ended shall not be less than the ratio set forth opposite such fiscal quarter in such table:

------------------------------------------------------------------------------

                     Fiscal Quarter                   Ratio
------------------------------------------------------------------------------
               FQ4 2005 through FQ2 2006            1.10:1.00
------------------------------------------------------------------------------
               FQ3 2006 through FQ2 2007            1.15:1.00
------------------------------------------------------------------------------
               FQ3 2007 through FQ2 2008            1.20:1.00
------------------------------------------------------------------------------
                FQ3 2008 and Thereafter             1.30:1.00
------------------------------------------------------------------------------

         13.03 Consolidated Rental Expense. Consolidated Rental Expense shall not exceed $300,000 in any fiscal year.

                                  ARTICLE XIV.
                                  MISCELLANEOUS

         14.01 Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by Lender and Borrower or the applicable Loan Party, as the case may be, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

         14.02 Notices and Other Communications; Facsimile Copies.

          (a) General. Unless otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including by facsimile transmission). All such written notices shall be mailed, faxed or delivered to the applicable address or facsimile number, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, specified on Schedule 14.02 or to such other address, facsimile number or telephone number as shall be designated by such party in a notice to the other parties. All such notices and other communications shall be deemed to be given or made upon the earlier to occur of (i) actual receipt by the relevant party hereto and (ii) (A) if delivered by hand or by courier, when signed for by or on behalf of the relevant party hereto; (B) if delivered by mail, four Business Days after deposit in the mails, postage prepaid; and (C) if delivered by facsimile, when sent and receipt has been confirmed by telephone; provided, however, that notices and other communications to Lender pursuant to Article II shall not be effective until actually received by Lender. In no event shall a voicemail message be effective as a notice, communication or confirmation hereunder.

         (b) Effectiveness of Facsimile Documents and Signatures. Loan Documents and/or executed signature pages thereto may be transmitted by facsimile. The effectiveness of any such documents and signatures shall, subject to applicable Law, have the same force and effect as manually-signed originals and shall be binding on all Loan Parties and Lender. Lender may also require that any such documents and signatures be confirmed by a manually-signed original thereof; provided, however, that the failure to request or deliver the same shall not limit the effectiveness of any facsimile document or signature.

         (c) Reliance by Lender. Lender shall be entitled to rely and act upon any notices purportedly given by or on behalf of Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. Borrower shall indemnify each Indemnitee from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of Borrower. All telephonic notices to and other communications with Lender may be recorded by Lender, and each of the parties hereto hereby consents to such recording.

         14.03 No Waiver; Cumulative Remedies. No failure by Lender to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

         14.04 Attorney Costs, Expenses and Taxes. Borrower agrees (a) to pay or reimburse Lender for all costs and expenses incurred in connection with the development, preparation, negotiation and execution of this Agreement and the other Loan Documents and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated hereby or thereby are consummated), and the consummation and administration of the transactions contemplated hereby and thereby, including all Attorney Costs, and (b) to pay or reimburse Lender for all costs and expenses incurred in connection with the enforcement, attempted enforcement, or preservation of any rights or remedies under this Agreement or the other Loan Documents (including all such costs and expenses incurred during any "workout" or restructuring in respect of the Obligations and during any legal proceeding, including any proceeding under any Debtor Relief Law), including all Attorney Costs. The foregoing costs and expenses shall include all search, filing, recording, title insurance and appraisal charges and fees and taxes related thereto, and other out-of-pocket expenses incurred by Lender and the cost of independent public accountants and other outside experts retained by Lender. All amounts due under this Section 16.04 shall be payable within ten (10) Business Days after demand therefor. The agreements in this Section shall survive the termination of the Commitment and repayment of all other Obligations.

         14.05 Indemnification by Borrower. Whether or not the transactions contemplated hereby are consummated, Borrower shall indemnify and hold harmless each of the Indemnitees from and against any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses and disbursements (including Attorney Costs) of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against any such Indemnitee in any way relating to or arising out of or in connection with (a) the execution, delivery, enforcement, performance or administration of any Loan Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby, (b) the Commitment or Loan or the use or proposed use of the proceeds therefrom, or (c) any actual or alleged presence or release of Hazardous Materials on or from any property currently or formerly owned or operated by Borrower, any Subsidiary or any other Loan Party, or any Environmental Liability related in any way to Borrower, any Subsidiary or any other Loan Party, or (d) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding) and regardless of whether any Indemnitee is a party thereto (all the foregoing, collectively, the "Indemnified Liabilities"); provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee. No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through IntraLinks, any website or other similar information transmission systems in connection with this Agreement, nor shall any Indemnitee have any liability for any indirect or consequential damages relating to this Agreement or any other Loan Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date). All amounts due under this Section 14.05 shall be payable within ten (10) Business Days after demand therefor. The agreements in this Section shall survive the termination of the Commitment and the repayment, satisfaction or discharge of all the other Obligations.

         14.06 Payments Set Aside. To the extent that any payment by or on behalf of Borrower is made to Lender or Lender exercises its right of set-off, and such payment or the proceeds of such set-off or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred.

         14.07 Successors and Assigns. (a) Conditions to Assignment by Lender. Except as provided herein, Lender may assign to one or more commercial banks, other financial institutions or other Persons, all or a portion of its rights and obligations under this Agreement (including all or a portion of the Commitment and the Loan at the time owing to it); provided that unless an Event of Default shall have occurred and be continuing, Borrower shall have given its prior written consent to such assignment, which consent will not be unreasonably withheld, conditioned or delayed; except that the consent of Borrower shall not be required in connection with any assignment by Lender to an Affiliate of Lender. Upon such assignment, (i) the assignee thereunder shall be a party hereto and, to the extent of the interest so assigned, have the rights and obligations of Lender hereunder, and (ii) the assigning Lender shall, to the extent of the interest so assigned, be released from its obligations under this Agreement.

         (b) Participations. Lender may at any time, without the consent of, or notice to, Borrower, sell participations to any Person (each, a "Participant") in all or a portion of Lender's rights and/or obligations under this Agreement (including all or a portion of the Commitment and/or the Loan owing to it) provided that (1) Lender's obligations under this Agreement shall remain unchanged, and (2) Borrower shall continue to deal solely and directly with Lender in connection with Lender's rights and obligations under this Agreement.

         (c) Miscellaneous Assignment Provisions. Any assigning Lender shall retain its rights to be indemnified pursuant to Section 14.05 with respect to any claims or actions arising prior to the date of such assignment. Anything contained in this Section 14.07 to the contrary notwithstanding, Lender may at any time pledge or assign a security interest in all or any portion of its interest and rights under this Agreement (including all or any portion of its Notes) to secure obligations of Lender, including any pledge or assignment to secure obligations to any of the twelve Federal Reserve Banks organized under
Section 4 of the Federal Reserve Act, 12 U.S.C. Section 341. No such pledge or the enforcement thereof shall release the pledgor Lender from its obligations hereunder or under any of the other Loan Documents or affect any rights or obligations of Borrower or Lender hereunder.

         (d) Assignment by Borrower. Borrower shall not assign or transfer any of its rights or obligations under this Agreement or any of the Loan Documents without the prior written consent of Lender. For purposes of this Agreement, a

Change in Control (whether by equity sale, issuance or otherwise) shall constitute an assignment hereof.

         14.08 Confidentiality. Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates' directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority (including any self-regulatory authority), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to Borrower and its obligations, (g) with the consent of Borrower or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to Lender on a nonconfidential basis from a source other than Borrower. For purposes of this Section, "Information" means all information received from any Loan Party relating to any Loan Party or any of their respective businesses, other than any such information that is available to Lender on a nonconfidential basis prior to disclosure by any Loan Party, provided that, in the case of information received from a Loan Party after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. Notwithstanding anything herein to the contrary, "Information" shall not include, and Lender may disclose without limitation of any kind, any information with respect to the "tax treatment" and "tax structure" (in each case, within the meaning of Treasury Regulation Section 1.6011-4) of the transactions contemplated hereby and all materials of any kind (including opinions or other tax analyses) that are provided to Lender relating to such tax treatment and tax structure; provided that with respect to any document or similar item that in either case contains information concerning the tax treatment or tax structure of the transaction as well as other information, this sentence shall only apply to such portions of the document or similar item that relate to the tax treatment or tax structure of the Loan and transactions contemplated hereby. In addition, Lender may disclose to any agency or organization that assigns standard identification numbers to loan facilities such basic information describing the facilities provided hereunder as is necessary to assign unique identifiers (and, if requested, supply a copy of this Agreement), it being understood that the Person to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to make available to the public only such Information as such person normally makes available in the course of its business of assigning identification numbers.

         14.09 Set-off. In addition to any rights and remedies of Lender provided by law, upon the occurrence and during the continuance of any Event of Default, Lender is authorized at any time and from time to time, without prior notice to Borrower or any other Loan Party, any such notice being waived by Borrower (on its own behalf and on behalf of each Loan Party) to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other indebtedness at any time owing by, Lender to or for the credit or the account of the respective Loan Parties against any and all Obligations owing to Lender hereunder or under any other Loan Document, now or hereafter existing, irrespective of whether or not Lender shall have made demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured or denominated in a currency different from that of the applicable deposit or indebtedness. Lender agrees promptly to notify Borrower after any such set-off and application made by Lender; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.

         14.10 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the "Maximum Rate"). If Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loan or, if it exceeds such unpaid principal, refunded to Borrower. In determining whether the interest contracted for, charged, or received by Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

         14.11 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         14.12 Integration. This Agreement, together with the other Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of Lender in any other Loan Document shall not be deemed a conflict with this Agreement. Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.

         14.13 Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by Lender, regardless of any investigation made by Lender or on its behalf and notwithstanding that Lender may have had notice or knowledge of any Default or Event of Default at any time, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied.

         14.14 Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

         14.15 Estoppel Certificates. Borrower, within ten (10) days after request by Lender and at Borrower's expense, will furnish Lender with a statement, duly acknowledged and certified, setting forth the amount of the Loan and other Obligations and the offsets or defenses thereto, if any, all in form and substance reasonably acceptable to Lender.

         14.16 Recourse. Notwithstanding anything to the contrary contained in this Agreement or in any other Loan Document, the liability for payment of the Loan and other Obligations and for the payment and performance of all other agreements, covenants and obligations contained herein or in any of the other Loan Documents, shall be the full recourse obligations of Borrower.

         14.17 Governing Law; Consent to Jurisdiction.

         (a) THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, the LAW OF THE STATE OF NEW YORK applicable to agreements made and to be performed entirely within such State; PROVIDED THAT LENDER SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW.

         (b) EACH PARTY HERETO HEREBY CONSENTS, UNCONDITIONALLY AND IRREVOCABLY, TO THE NONEXCLUSIVE JURISDICTION OF THE FEDERAL AND STATE COURTS OF THE STATE OF NEW YORK AND WAIVES ANY OBJECTION BASED ON VENUE OR FORUM NON CONVENIENS WITH RESPECT TO ANY PROCEEDING RELATING TO ANY MATTER, CLAIM OR DISPUTE ARISING UNDER THIS AGREEMENT, THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE OTHER THAN PURSUIT OF A JUDGMENT ON A NOTE WHERE SUIT IS ALSO BROUGHT IN THE STATE WHERE ANY PROPERTY IS LOCATED TO TAKE JURISDICTION OF SUCH PROPERTY. BORROWER FURTHER CONSENTS, GENERALLY, UNCONDITIONALLY AND IRREVOCABLY, TO THE NONEXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS OF EACH STATE WHERE ANY PROPERTY IS LOCATED IN RESPECT OF ANY PROCEEDING RELATING TO ANY MATTER, CLAIM OR DISPUTE ARISING WITH RESPECT TO SUCH PROPERTY INCLUDING BUT NOT LIMITED TO FORECLOSURES, AND BORROWER AGREES THAT LENDER SHALL HAVE THE RIGHT TO BRING ANY ACTION OR PROCEEDING AGAINST BORROWER OR ITS PROPERTY IN THE COURTS OF ANY OTHER JURISDICTION WHICH LENDER DEEMS NECESSARY OR APPROPRIATE IN ORDER TO REALIZE ON THE COLLATERAL OR OTHER SECURITY

FOR THE OBLIGATIONS OR TO OTHERWISE ENFORCE ITS RIGHTS AGAINST BORROWER, ANY OTHER LOAN PARTY OR THEIR RESPECTIVE PROPERTY. BORROWER FURTHER IRREVOCABLY WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS UPON IT AND CONSENTS TO THE SERVICE OF PROCESS, GENERALLY, UNCONDITIONALLY AND IRREVOCABLY, AT THE ADDRESSES SET FORTH HEREIN IN CONNECTION WITH ANY OF THE AFORESAID PROCEEDINGS IN ACCORDANCE WITH THE RULES APPLICABLE TO SUCH PROCEEDINGS. TO THE EXTENT PERMITTED BY APPLICABLE LAW, BORROWER HEREBY IRREVOCABLY WAIVES ANY OBJECTION WHICH IT MAY NOW HAVE OR HAVE IN THE FUTURE TO THE LAYING OF VENUE IN RESPECT OF ANY OF THE AFORESAID PROCEEDINGS BROUGHT IN THE COURTS REFERRED TO ABOVE AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. NOTHING HEREIN SHALL AFFECT THE RIGHT OF LENDER TO SERVE PROCESS IN ANY MANNER PERMITTED BY LAW OR TO COMMENCE PROCEEDINGS OR OTHERWISE PROCEED AGAINST BORROWER IN ANY JURISDICTION. To the extent that Borrower has or may hereafter acquire any immunity from the jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to JUDGMENT, attachment in aid of execution, execution or otherwise) with respect to Borrower or Borrower's property, Borrower hereby irrevocably waives such immunity in respect of its obligations under this Agreement.

         14.18 Waiver of Right to Trial by Jury and Other Rights. TO THE MAXIMUM EXTENT PERMITTED BY LAW, EACH PARTY HERETO HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES THE RIGHT TO TRIAL BY JURY AND ANY RIGHT OR CLAIM TO ANY CONSEQUENTIAL DAMAGES, EXEMPLARY DAMAGES, EXPECTANCY DAMAGES, SPECIAL DAMAGES AND GENERAL DAMAGES IN RESPECT OF ANY LITIGATION BASED HEREON, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENT (WHETHER VERBAL OR WRITTEN) OR ACTION OF ANY PARTY OR ANY EXERCISE BY ANY PARTY OF THEIR RESPECTIVE RIGHTS HEREUNDER OR IN ANY WAY RELATING TO ANY LOAN OR ANY PROPERTY (INCLUDING ANY ACTION TO RESCIND OR CANCEL THIS AGREEMENT, AND ANY CLAIM OR DEFENSE ASSERTING THAT THIS AGREEMENT WAS FRAUDULENTLY INDUCED OR IS OTHERWISE VOID OR VOIDABLE). THIS WAIVER BY BORROWER IS A MATERIAL INDUCEMENT FOR LENDER TO ENTER INTO THIS AGREEMENT AND TO MAKE THE LOAN.

         14.19 Time of the Essence. For all payments to be made and all obligations to be performed under the Loan Documents, time is of the essence.

         14.20 Patriot Act Notice. Lender hereby notifies Borrower that, pursuant to the requirements of the USA Patriot Act, Title III of Pub. L. 107-56, signed into law on December 26, 2001 (the "Patriot Act"), Lender is required by obtain, verify and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow Lender to identify Borrower in accordance with the Patriot Act.

         14.21 Joint and Several Liability of Borrower. The liability hereunder, under the Notes and under each other Loan Document, of all of the Persons identified as Borrower shall be joint and several. Each of the Persons identified as Borrower shall be primarily and directly liable hereunder, under the Notes and under each other Loan Document.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.


                                  NOBLE ROMAN'S, INC.,
                                  an Indiana corporation

                                  By: /s/ Paul W. Mobley
                                      -----------------------------------------
                                      Paul W. Mobley,
                                      Chairman of the Board and Chief Executive
                                      Officer



                                  PIZZACO, INC., an Indiana corporation


                                  By: /s/ Paul W. Mobley
                                      -----------------------------------------
                                      Paul W. Mobley,
                                      Chairman of the Board and Chief Executive
                                      Officer



                                  N.R. REALTY, INC., an Indiana corporation



                                  By: /s/ Paul W. Mobley
                                      -----------------------------------------
                                      Paul W. Mobley,
                                      Chairman of the Board and Chief Executive
                                      Officer




                             Permitted Encumbrances

           SIGNATURE PAGE TO LOAN AGREEMENT WITH NOBLE ROMAN'S, INC.,
                       PIZZACO, INC. AND N.R. REALTY, INC.





                              Wells Fargo Bank, National Association

                              By:
                                   ---------------------------------------

                              Name:
                                     -------------------------------------

                              Title:
                                      ------------------------------------



                              By:
                                   ---------------------------------------

                              Name:
                                     -------------------------------------

                              Title:
                                      ------------------------------------







                             Permitted Encumbrances